================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           JET AVIATION TRADING, INC.
                 (Name of small business issuer in its charter)

            FLORIDA                            5008                          52-2040613
   (State or jurisdiction of       (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)          Identification No.)

                          15675 NORTHWEST 15TH AVENUE
                              MIAMI, FLORIDA 33169
                                 (305) 624-6700
          (Address and telephone number of principal executive offices and principal place of business)

                          JOSEPH J. NELSON, PRESIDENT
                           JET AVIATION TRADING, INC.
               15675 NORTHWEST 15TH AVENUE, MIAMI, FLORIDA 33169
                                 (305) 624-6700
           (Name, address and telephone number of agent for service)

                                With a copy to:

                         SHAPO, FREEDMAN & BLOOM, P.A.
                      200 SOUTH BISCAYNE BLVD., SUITE 4750
                              MIAMI, FLORIDA 33131
                          ATTN: LEONARD H. BLOOM, ESQ.
                                 (305) 358-4440

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -- [Added in Release No. 33-7168 (para.85,620), effective June 7, 1995, 60 F.R. 26604.]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -- [Added in Release No. 33-7168 (para.85,620), effective June 7, 1995, 60 F.R. 26604.]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ] [Added in Release No. 33-7168 (para.85,620), effective June 7, 1995, 60 F.R. 26604.]

                        CALCULATION OF REGISTRATION FEE

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======================================================================================================================
                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
         TO BE REGISTERED               REGISTERED           PER SHARE              PRICE           REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock(1)...................      1,000,000               4.50              $4,500,000             $1,364
----------------------------------------------------------------------------------------------------------------------
Common Stock......................      1,969,000               4.50              $8,860,500             $2,685
======================================================================================================================

(1) Shares of Common Stock issuable in connection with the exercise of the Warrants.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
================================================================================

                           JET AVIATION TRADING, INC.

                   CROSS-REFERENCE SHEET SHOWING LOCATION OR
                      CAPTION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM SB-2

ITEM   REGISTRATION STATEMENT ITEM NUMBER AND HEADING       LOCATION OR CAPTION IN PROSPECTUS
----   ----------------------------------------------       ---------------------------------
 1.    Front of Registration Statement and Outside
         Front Cover Page of Prospectus..............  Outside front cover of Prospectus
 2.    Inside Front and Outside Back Cover Pages of
         Prospectus..................................  Inside front and outside back cover pages of Prospectus
 3.    Summary Information and Risk Factors..........  Prospectus Summary; the Company; Risk
                                                         Factors
 4.    Use of Proceeds...............................  Use of Proceeds
 5.    Determination of Offering Price...............  The Offering
 6.    Dilution......................................  Dilution
 7.    Selling Security Holders......................  Selling Security Holders
 8.    Plan of Distribution..........................  Outside front cover page; Plan of
                                                       Distribution
 9.    Legal Proceedings.............................  Business
10.    Directors, Executive Officers, Promoters and
         Control Persons.............................  Management
11.    Security Ownership of Certain Beneficial
         Owners and Management.......................  Principal Stockholders
12.    Description of Securities.....................  Description of Securities
13.    Interest of Named Experts and Counsel.........  Legal Matters; Experts
14.    Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities.................................  Not Applicable
15.    Organization Within Last Five Years...........  Certain Transactions
16.    Description of Business.......................  The Company; Business
17.    Management's Discussion and Analysis or Plan
         of Operation................................  Management's Discussion and Analysis of
                                                         Financial Conditions and Results of
                                                         Operations
18.    Description of Property.......................  Business
19.    Certain Relationships and Related
         Transactions................................  Certain Transactions
20.    Market for Common Equity and Related
         Stockholder Matters.........................  Market Price of the Common Stock
21.    Executive Compensation........................  Management
22.    Financial Statements..........................  Report of Independent Certified Public
                                                         Accountants

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1997

PROSPECTUS

                           JET AVIATION TRADING, INC.
                        1,000,000 SHARES OF COMMON STOCK
            OFFERED BY THE COMPANY PURSUANT TO OUTSTANDING WARRANTS
                             ---------------------

                        1,000,000 SHARES OF COMMON STOCK
           OFFERED BY CERTAIN SELLING SECURITY HOLDERS UPON EXERCISE
                            OF OUTSTANDING WARRANTS
                             ---------------------

                        1,969,000 SHARES OF COMMON STOCK
                  OFFERED BY CERTAIN SELLING SECURITY HOLDERS
                             ---------------------

     This Prospectus relates to an offering by Jet Aviation Trading, Inc. (the "Company") of 1,000,000 shares of common stock, $.001 par value per share (the "Common Stock"), issuable upon the exercise of 1,000,000 outstanding Common Stock Purchase Warrants (the "Warrants").

     This Prospectus also relates to the sale of 1,000,000 shares of Common Stock following the exercise of the Warrants and the sale of 1,969,000 additional shares of Common Stock previously issued by the Company in certain private placement transactions, all of which are offered by the holders thereof identified as "Selling Security Holders" in this Prospectus. See "SELLING SECURITY HOLDERS."

     Each Warrant entitles the holder to purchase at any time until June 30, 2002 one share of Common Stock upon payment of an exercise price of $4.50. See "DESCRIPTION OF SECURITIES."

     The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Security Holders, although it will receive proceeds from the exercise of the Warrants. Sales of shares of Common Stock may be made from time to time in transactions (which may include block transactions) by or for the account of the Selling Security Holders in the over-the-counter market or in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company has informed the Selling Security Holders that the anti-manipulative rules under the Securities Exchange Act of 1934, Regulation M, may apply to their sales in the market and has furnished each of the Selling Security Holders with a copy of these rules. The Company has also informed the Selling Security Holders of the need for delivery of copies of this Prospectus. See "SELLING SECURITY HOLDERS" and "PLAN OF DISTRIBUTION."
                             ---------------------

             THE SECURITIES OFFERED INVOLVE A HIGH DEGREE OF RISK.
                       SEE "RISK FACTORS" AND "DILUTION."
                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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============================================================================================================================
                                       PRICE TO            UNDERWRITING         PROCEEDS TO THE     PROCEEDS TO THE SELLING
       CLASS OF SECURITY           SECURITY HOLDERS          DISCOUNTS            COMPANY(1)            SECURITY HOLDERS
----------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock(2).......         $4.50                  N/A               $4,500,000                  N/A
------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock(3).......          --                    N/A                   N/A                 $       (4)
------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock(5).......          --                    N/A                   N/A                 $       (4)
========================================================================================================================

(1) Does not take into account the costs of this offering, including among others, printing, blue sky and professional fees, estimated at $100,000, which will be borne entirely by the Company; assumes all warrants are exercised.
(2) Represents shares of Common Stock which may be issued upon exercise of the Warrants.
(3) Represents the anticipated sale by the Selling Security Holders of shares of
    Common Stock issuable upon exercise of the Warrants, at $          , the
    high bid price on             . There can be no assurances, however, that
    the Selling Security Holders will be able to sell their shares of Common Stock at this price, or that a liquid market will exist for the Company's Common Stock.
(4) Does not give effect to ordinary brokerage commissions or other costs of sale that will be borne solely by the Selling Security Holders.
(5) Represents the anticipated sale by the Selling Security Holders at
    $          , the high bid price on             . There can be no assurances,
    however, that the Selling Security Holders will be able to sell their shares of Common Stock at this price, or that a liquid market will exist for the Company's Common Stock.

     The Common Stock is traded in the over-the-counter market and is quoted on The OTC Bulletin Board under the symbol "JTAV".
                             ---------------------

               The date of this Prospectus is             , 1997

                             AVAILABLE INFORMATION

     The Company is not subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Company will provide a report to stockholders, at least annually, which will include audited financial statements of the Company.

     The Company will provide, without charge, to each person who receives a Prospectus, upon the written or oral request of such person, a copy of any of the information that was incorporated by reference in the Prospectus (not including exhibits to the information that was incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to the Secretary, Jet Aviation Trading, Inc., 15675 Northwest 15th Avenue, Miami, Florida 33169 (Telephone No. 305-624-6700).

                               PROSPECTUS SUMMARY

     The following Summary is qualified in its entirety by the more detailed information and financial statements, including the Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

     The Company (formerly known as Schuylkill Acquisition Corp.) was formed pursuant to the laws of the State of Florida in May, 1997. It conducted no business.

     On July 28, 1997, the Company merged with Jet Aviation Trading, Inc., a Florida corporation ("Old Jet"), remained the surviving entity and changed its name to Jet Aviation Trading, Inc. Old Jet had commenced business on October 3, 1996. Unless the context otherwise requires, references to the "Company" throughout this Prospectus, including the Financial Statements contained herein, refer to the operations of Old Jet prior to July 28, 1997 and the Company thereafter.

     The Company specializes in the sale, lease, exchange and purchase of technical spares for fixed-wing commercial jet transport aircraft manufactured by Boeing, McDonnell Douglas, Airbus and Lockheed. Complimenting this core business, the Company provides its customers with inventory management services including new product distribution, technical purchasing, maintenance repair management, consignment marketing and purchase/leaseback of technical spares inventory. The Company also pursues opportunities involving the purchase, sale and lease of jet turbine engines, jet turbine aircraft and related aviation industry equipment.

     Industry estimates are that the annual worldwide market for aircraft spare parts is approximately $10.2 billion, of which approximately $1.6 billion reflects annual sales of aircraft spare parts in the redistribution market. These sales figures are expected to grow considerably in the near future, as continued cost pressures affect airlines, manufacturers and maintenance service providers. The emphasis upon cost containment in recent years has led to a marked increase in the average age of the worldwide airline fleet, as commercial airlines seek to prolong the depreciable life of their aircraft. The Company seeks to exploit these key market trends by positioning itself as a low cost participant in the redistribution market. In addition, the Company offers its customers a wide range of inventory management services, allowing them to reduce operational expenses. This service complements the recent trend of commercial airlines seeking to outsource certain activities in order to focus upon their core business of passenger and cargo air transportation. Finally the Company believes that it can successfully exploit opportunities for bulk purchases of inventory and purchases of jet turbine engines and aircraft at favorable prices, thereby increasing profitability. (See "Business" and "Risk Factors").

     From inception (October 3, 1996) though the fiscal year ended August 31, 1997, the Company generated net sales of $6,215,553 and net income of $15,959. Of such revenues, approximately 57.3% were derived from sales to domestic customers and approximately 42.7% were derived from sales to international customers. Transactions involving technical spares accounted for 100% of net sales.

     The Company's operations are conducted from leased facilities at 15675 Northwest 15th Avenue, Miami, Florida 33169 where it maintains its executive offices. Its telephone number is (305) 624-6700.

                                  THE OFFERING

Securities Being Offered:    This Prospectus relates to an offering by the
                             Company of 1,000,000 shares of common stock, $.001 par value per share (the "Common Stock"), issuable upon the exercise of certain outstanding Common
                             Stock Purchase Warrants (the "Warrants") previously issued by the Company.

                             This Prospectus also relates to the sale of 1,000,000 shares of Common Stock following the exercise of the outstanding Warrants, by the holders thereof, and to the sale of 1,969,000 additional shares of Common Stock previously issued by the Company in certain private placement transactions, all of which are being offered by the holders thereof identified as "Selling Security Holders" in this Prospectus. See "SELLING SECURITY HOLDERS."

                             The shares of Common Stock offered by the Selling Security Holders may be offered for sale from time to time by the holders in regular brokerage transactions, either directly or through brokers or to dealers, in private sales or negotiated transactions, or otherwise, at prices related to then prevailing market prices. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Security Holders. All expenses of the registration of such securities are, however, being borne by the Company. The Selling Security Holders, and not the Company, will pay or assume such brokerage commissions as may be incurred in the sale of their securities.

                             The Common Stock is traded on The OTC Bulletin
                             Board under the symbol "JTAV". On           the
                             high bid price was $          .

Total number of shares of
  Common Stock
  outstanding..............  2,996,500

Total number of shares of
  Common Stock offered by
  the Company pursuant to
  outstanding Warrants.....  1,000,000

Total number of shares of
  Common Stock outstanding
  upon exercise of the
  outstanding Warrants.....  3,996,500

Total number of shares of
  Common Stock being
  offered by Selling
  Security Holders
  (including shares
  issuable upon exercise of
  the Warrants)............  2,969,000

Use of Proceeds:             The net proceeds realized by the Company upon the
                             exercise of the Warrants will be used to purchase jet turbine engines and additional inventory and to offset general working capital requirements of the Company. See "USE OF PROCEEDS." Inasmuch as the
                             Company has received no firm commitments for the exercise of the Warrants, however, there can be no assurances as to the amount of the net proceeds to be realized by the Company. Except for any proceeds that may be realized upon exercise of the Warrants, the Company will not receive any of the proceeds from the sale of any of the shares of Common Stock by the Selling Security Holders.

Risk Factors:                The Common Stock offered hereby involves a high
                             degree of risk and prospective investors should consider carefully the factors specified under "Risk Factors" before electing to invest. See "RISK
                             FACTORS."

Trading Symbol:              Common Stock -- "JTAV"

                         SELECTED FINANCIAL INFORMATION

     Set forth below is the historical selected financial information with respect to the Company for the period from inception (October 3, 1996) until August 31, 1997 and the 11 months then ended.

                                                              ELEVEN MONTHS
                                                                  ENDED
                                                             AUGUST 31, 1997
                                                             ---------------
INCOME STATEMENT INFORMATION
Revenue.....................................................   $6,215,553
Net Income..................................................   $   15,959
Net Income per Share........................................   $      .01
Weighted Average Shares Outstanding.........................    1,672,968

BALANCE SHEET INFORMATION (AT END OF PERIOD)
Working Capital.............................................   $3,246,086
Total Assets................................................   $4,561,330
Total Liabilities...........................................   $1,181,057
Stockholders' Equity........................................   $3,380,273
Net Tangible Book Value Per Share...........................   $     1.13

                                  RISK FACTORS

     Prospective investors should consider carefully the following Risk Factors, together with the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

LIMITED OPERATING HISTORY

     The Company has a limited operating history upon which an evaluation of its performance and prospects can be made. The Company's prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new enterprise in industries characterized by intense competition. Although through August 31, 1997, the Company has operated profitably, the Company intends to expand its operations, which will bring increased cash flow pressures. Accordingly, expansion of inventory and operations may have a negative impact on the profitability of the Company, at least in the near term. Further, there can be no assurance that the Company will be able to successfully expand its operations and continue profitability. See "FINANCIAL STATEMENTS" and "BUSINESS."

NEED FOR ADDITIONAL FUNDING

     The exercise of all the Warrants will result in net proceeds to the Company of approximately $4,400,000. Although the Company believes that these funds, together with revenues from operations will be sufficient for the Company's immediate anticipated needs, additional funds will be required to expand the business over time. There can be no assurance however, that such funds will be sufficient in the near term or that the Company will be able to secure additional financing when required. See "BUSINESS" and "MANAGEMENT'S DISCUSSION."

EFFECTS OF THE ECONOMY ON THE OPERATIONS OF THE COMPANY

     Since the Company's customers consist of airlines, maintenance and repair facilities that service airlines and other spare parts redistributors, the Company's business is impacted by the economic factors which affect the airline industry. When such factors adversely affect the airline industry, they tend to reduce the overall demand for aircraft spare parts and peripheral services, causing price reductions and increasing the credit risk associated with doing business with airlines and others. Additionally, factors such as the price of fuel affect the aircraft spare parts market, since older aircraft (into which aircraft spare parts are most often placed), which tend to be less fuel efficient, become less viable as the price of fuel increases. There can be no assurance that economic and other factors which might affect the airline industry will not have an adverse impact on the Company's results of operations.

TRENDS IN THE MARKET

     Airline purchasing departments have been reducing the number of "approved" suppliers in order to reduce costs. During the last few years certain major airlines have reduced the number of "approved" suppliers from as many as fifty to as few as five. Although the Company presently is an approved supplier of fourteen airlines, no assurances can be given that the Company can maintain or expand this status. Further, the reduction in the supplier base for airlines contributed to a consolidation in the redistribution market which, the Company believes, will continue. Only redistributors with extensive inventories, experienced management, sufficient capital and the ability to adhere to the industry standards for traceability will, the Company believes, operate profitably. No assurances can be given that the Company can effectively compete in this changing marketplace.

RISK REGARDING THE COMPANY'S INVENTORY

     The Company's inventory consists principally of new, overhauled, serviceable and repairable aircraft parts that are purchased from many sources. Before parts may be installed in an aircraft, they must meet certain standards of condition established by the Federal Aviation Administration ("FAA") and/or the equivalent regulatory agencies in other countries. Specific regulations vary from country to country, although regulatory requirements in other countries generally coincide with FAA requirements. Parts owned or acquired by the Company may not meet applicable standards or standards may change in the future, causing parts which are already contained in the Company's inventory to be scrapped or modified. Aircraft manufacturers may also develop new parts to be used in lieu of parts already contained in the Company's inventory. In all such cases, to the extent that the Company has such parts in its inventory, their value may be reduced. See "BUSINESS -- Government Regulation and Traceability."

RISKS REGARDING THE PURCHASE OF JET TURBINE ENGINES AND AIRCRAFT

     Although the Company has not, to date, purchased jet turbine engines or jet turbine aircraft for resale, it intends in the future, to engage in these activities. The purchase for resale of these items are subject to risks related to the volatility in the market place for engines and aircraft. These activities also involve a commitment of substantial capital, and if the engines or aircraft are purchased at too high a price for subsequent resale, substantial losses could be incurred. In addition, engines and aircraft may need repair work, which increases their cost and adversely affects profitability.

GOVERNMENT REGULATION

     The aviation industry is highly regulated in the United States by the FAA and in other countries by similar agencies. While the Company's business is not regulated, the aircraft spare parts which it sells to its customers must be accompanied by documentation which enables the customer to comply with applicable regulatory requirements. There can be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have an adverse impact on the Company. See "BUSINESS -- Government Regulation and Traceability."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's operating results are affected by many factors, including the timing of orders from customers, the timing of expenditures to purchase inventory in anticipation of future sales, the timing of bulk inventory purchases, the timing of purchases and financing requirements for jet engines or aircraft and the mix of available technical spare parts contained, at any time, in the Company's inventory. A large portion of the Company's operating expenses are relatively fixed. Since the Company typically does not obtain long-term purchase orders or commitments from its customers, it must anticipate the future volume of orders based upon the historic purchasing patterns of its customers and upon its discussions with its customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "FINANCIAL STATEMENTS" and "MANAGEMENT'S DISCUSSION."

RELIANCE ON CHIEF EXECUTIVE OFFICER

     The continued success of the Company is dependent to a significant degree upon the services of Joseph J. Nelson, its president and chief executive officer and upon the Company's ability to attract and retain qualified personnel experienced in the various phases of the Company's business. The Company has an employment agreement with Mr. Nelson which terminates on October 31, 1999. The Company anticipates obtaining term insurance for Mr. Nelson in an amount not to exceed $1,000,000. However, the ability of the Company to operate successfully could be jeopardized with the loss of Mr. Nelson's services. See "MANAGEMENT."

COMPETITION

     There are numerous suppliers of aircraft spare parts in the aviation market worldwide and, through inventory listing services, customers have access to a broad array of suppliers. These include major aircraft manufacturers, airline and aircraft service companies, and aircraft spare parts redistributors. Many of the Company's competitors have substantially greater financial and other resources than the Company. There can be no assurance that competitive pressures will not materially and adversely affect the Company's business, financial condition or results of operations. See "BUSINESS -- Competition."

POSSIBLE VOLATILITY OF STOCK PRICES

     As of             , 1997, the Company had outstanding 2,996,500 shares of
Common Stock, of which approximately           are eligible for public trading.
Taking into account the sale of shares held by Selling Security Holders and the exercise of the Warrants, assuming all of the Warrants are exercised, the Company will have 3,996,500 shares of Common Stock outstanding, approximately of which will be eligible for public trading. Although it is impossible to predict market influences and prospective values for securities, it is possible that, in and of itself, the substantial increase in the number of shares available for sale could have a depressive effect upon the market value of the Company's Common Stock.

     Furthermore, although the Company's Common Stock trades in the over-the-counter market, there can be no assurances that a regular trading market will develop, or, if developed, will continue, or that the prices of the Common Stock will exceed the exercise price paid by the holders of the Warrants. There has been a history of significant volatility in the market prices for shares of companies in a similar stage of development. Hence, there can be no assurances that holders who elect to exercise their Warrants will ultimately be able to sell the underlying shares of Common Stock at a profit, if at all. Because of the factors described above and elsewhere in this Prospectus, the market price of the Company's Common Stock following the date of this Prospectus may be highly volatile.

POSSIBLE LIMITATIONS UPON TRADING ACTIVITIES; RESTRICTIONS IMPOSED UPON BROKER-DEALERS EFFECTING TRANSACTIONS IN CERTAIN SECURITIES

     Trading of the Company's securities may be subject to material limitations as a consequence of certain provisions of the Securities Exchange Act of 1934 (the "Exchange Act") which limit the activities of broker-dealers effecting transactions in "penny stocks."

     Rules 15g-2 through 15g-6 promulgated under the Exchange Act provide a series of rules requiring broker-dealers engaging in transactions in low-priced over-the-counter securities defined as "penny stocks," to first provide to their customers a series of disclosures and documents, including: (i) a standardized risk disclosure document identifying the risks inherent in investing in "penny stocks;" (ii) all compensation received by the broker-dealer in connection with the transaction; (iii) current quotation prices and other relevant market data; and (iv) monthly account statements reflecting the fair market value of the securities.

     "Penny stocks" are defined as any equity securities other than a security that is registered on a national exchange; included for quotation in the NASDAQ system; or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three (3) years. Issuers who have been in operation less than three (3) years must have net tangible assets of at least $5,000,000.

     Accordingly, the Company's Common Stock presently constitutes a "penny stock." As such, trading activities for the Company's Common Stock will be made more difficult for broker-dealers than in the case of securities not defined as "penny stock." This may have the result of depressing the market for the Company's securities and an investor may find it difficult to dispose of such securities.

     In addition, under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rule 15c2-6, and Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Security Holders.

ARBITRARY DETERMINATION OF EXERCISE PRICE

     The exercise prices of the Warrants do not bear any relationship to the assets, book value, operating results or net worth of the Company, and should not be considered to be an indication of the actual value of the Company.

POSSIBLE STATE AND FEDERAL RESTRICTIONS ON EXERCISE OF WARRANTS

     Holders of Warrants will be able to sell the underlying Common Stock issuable upon exercise thereof only if a current registration statement relating to such underlying Common Stock is then in effect and on file with the Securities and Exchange Commission and only if such Common Stock is qualified for sale or exempt from qualification under the applicable state securities laws. The Warrants contain certain provisions requiring the Company to file for, and endeavor to secure, current and effective registration of the shares of Common Stock issuable upon exercise. Although the Company has undertaken to use its best efforts to maintain the effectiveness of this Prospectus covering the securities underlying the Warrants, there can be no assurances that the Company will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the securities issuable upon the exercise of Warrants is not kept effective or if such securities are not qualified or exempt from qualification in the states in which the holders of Warrants reside. See "DESCRIPTION OF SECURITIES."

EFFECT OF OUTSTANDING WARRANTS

     As of October 31, 1997, the Company had outstanding Warrants to purchase 1,000,000 shares of Common Stock upon exercise. To the extent that the shares underlying the Warrants enter the market, the price of the Common Stock in the market may be substantially reduced. Moreover, for the term of the Warrants issued by the Company, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Common Stock, with resulting dilution in the interest of the other stockholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such Warrants. The holders of such Warrants may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by therein. The Company has undertaken to file this Prospectus with the Securities and Exchange Commission pursuant to certain registration rights enjoyed by holders of Warrants. The expense of registration of this Prospectus shall be borne by the Company, which expense may be significant.

DIVIDENDS NOT LIKELY

     The Company does not intend to declare or pay cash dividends in the foreseeable future. Earnings, if any, are expected to be retained to finance and develop its business. See "DESCRIPTION OF SECURITIES."

                                    DILUTION

     The exercise price of the Warrants is $4.50 per share. Officers, directors, promoters and affiliated persons of the Company purchased their shares for cash and other consideration ranging from $.001 to $2.50.

                                USE OF PROCEEDS

     The Company will not realize any proceeds from the sale of shares of Common Stock by the Selling Security Holders. See "SELLING SECURITY HOLDERS."

     The net proceeds which may be realized by the Company upon the exercise of one-hundred (100%) percent of the Warrants will be approximately $4,400,000. Inasmuch as the Company has received no firm commitments for their exercise, there can be no assurance that any or a substantial portion of the Warrants will be exercised.

     Management cannot predict with any certainty the amount of proceeds, if any, which may be generated from the exercise of Warrants. The net proceeds, if any, which may be realized by the Company upon the exercise of the Warrants, will be utilized to continue the operations of the Company in accordance with the business strategy identified by management. See "BUSINESS." Based upon this strategy, assuming that net proceeds of $4,400,000 are realized by the Company upon the exercise of Warrants, management would reasonably expect to utilize such proceeds within a period of twenty-four (24) months, in the following relative proportions:

APPLICATION OF FUNDS                                          % OF FUNDS
--------------------                                          ----------
Purchase of jet turbine engines.............................      34%
Purchase of additional spare parts inventory................      25
General working capital.....................................      21
Employment of key personnel.................................      15
Improve facilities and purchase new equipment...............       5
                                                                 ---
                                                                 100%
                                                                 ===

     The amounts actually expended for the purposes described above could vary significantly depending on, among other things, the Company's ability to obtain capital from other sources, the demand for the Company's services and the availability of inventory, jet engines and aircraft at attractive prices.

                        MARKET PRICE OF THE COMMON STOCK

     As of the date of this Prospectus, the Company's Common Stock is traded in the over-the-counter market through The OTC Bulletin Board under the symbol
"JTAV." From           to           the high and low bid prices of the Common
Stock were           and           respectively.

     Records of the Company's stock transfer agent indicate that as of October 31, 1997, the Company had 304 record holders of its Common Stock.

     The Company has not paid any cash dividends to date, and does not anticipate or contemplate paying cash dividends in the foreseeable future. It is the present intention of management to utilize all available funds for working capital of the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Management's Discussion should be read in conjunction with the Company's Financial Statements, including the notes thereto. This Prospectus contains certain forward-looking information which involves risks and uncertainties. The actual results could differ from the results anticipated herein.

OVERVIEW

     The Company was incorporated in Florida on May 28, 1997 for the purpose of acquiring by merger the business and operations of Old Jet upon the completion of a stock offering by the Company. On July 28, 1997, the Company acquired 100% of the outstanding common stock of Old Jet in exchange for 1,776,800 shares of common stock of the Company in a one for one stock exchange. The merger has been accounted for as a purchase. Old Jet was incorporated in the state of Florida on October 3, 1996 for the purpose of buying, selling, leasing and exchanging spare parts for fixed-wing commercial jet transport aircraft. Effective July 28, 1997 the Company's name was changed from Schuylkill Acquisition Corp. to Jet Aviation Trading, Inc.

     The effect of the transaction was a reverse merger; accordingly, the historical financial statements presented are those of the accounting survivor, Old Jet, and the stockholders' equity of the merged company was recapitalized to reflect the capital structure of the surviving legal entity (the Company) and the retained earnings of Old Jet.

     The Company derives its revenues from selling, leasing and exchanging spare parts for fixed-wing commercial jet transport aircraft.

     The Company has only a limited operating history upon which an evaluation of its operations and prospects can be based. Although the Company has since inception experienced increasing net sales, the Company may experience significant fluctuations in its gross margins and operating results in the future, both on an annual and a quarterly basis. These fluctuations may be caused by various factors, including general economic conditions, specific economic conditions in the commercial aviation industry, the availability and price of surplus aviation material, the size and timing of customer orders, returns by and allowances to customers and the cost of capital to the Company.

RESULTS OF OPERATIONS

     Net sales of $6,215,553 have been generated since inception on October 3, 1996 through August 31, 1997. The Company has been able to sustain an increase in net sales since inception through August 31, 1997, primarily due to the increased availability of cash resources to acquire inventory for resale. The Company generated foreign sales of $2,655,968 since inception through August 31, 1997 due to its marketing efforts and expansion of its product lines to its foreign customers.

     Gross margins of 25% as a percentage of sales resulted in gross profits of $1,530,689 since inception through August 31, 1997.

     Total selling, general and administrative expenses of $1,482,060 were 24% of sales. In management's opinion this unusually high expense, as a percentage of sales, was a result of expanding the Company's office and warehouse facilities along with its sales, administrative and warehouse personnel levels to efficiently address its increasing inventory and revenues. Management does not anticipate that the unusually high expenses, (as a percentage of sales), experienced from inception through August 31, 1997, will continue on a regular basis.

     Interest expense (net of interest income) of $16,470 resulted from borrowings to expand the Company's inventory levels, its operations as well as the financing of the expansion of the Company's office and warehouse facilities. Further increases in interest expense can be anticipated in the future as the Company continues to expand its inventory levels and facilities to support future growth.

     Net income was $15,959, and net income per share was $0.01 per share in the period from inception through August 31, 1997. Net income per share is based upon the weighted average of the common shares outstanding (1,672,968) from inception through August 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's working capital was $3,246,086 as of August 31, 1997. The principal reasons for the increase in working capital since inception were the increase in inventories and increase in cash resulting from private placements of equity securities and the conversion of debt to equity.

     Net cash used in operating activities was $1,516,173. The decrease in cash flow from operating activities was due primarily to the increase in accounts receivable and inventory during the period ended August 31, 1997.

     Net cash used in investing activities was $121,730 for the period ended August 31, 1997. Net cash used in investing activities for the period ended August 31, 1997 represented the acquisition of property and equipment and deposit with an aircraft parts manufacturer.

     Net cash provided by financing activities was $1,979,563 for the period ended August 31, 1997. Since its inception the Company has received $932,313 from the issuance of Common Stock.

     The Company believes that the cash flows expected to be generated by operations will meet its anticipated short term cash needs for working capital and the proceeds from the exercise of the Warrants will enable the Company to make future capital expenditures, through the next 18 months.

     The Company does not have any commitments for material capital expenditures.

PLAN OF OPERATION

     Following the exercise of the Warrants in this offering, the Company intends to use a portion of the proceeds, as well as trade credit, to acquire turbine jet engines and expand its inventory of engine spare parts. The Company also anticipates hiring additional employees, particularly in the marketing area.

     Finally the Company seeks to establish a $1.5 million revolving credit facility for working capital and equipment purchases. The Company currently is discussing the terms and conditions of such a facility with banks, although no bank has yet offered the Company a commitment.

                                    BUSINESS

GENERAL

     The Company was formed pursuant to the laws of the State of Florida in May, 1997. It conducted no business.

     On July 28, 1997, the Company, then known as Schuylkill Acquisition Corp., merged with Jet Aviation Trading, Inc., a Florida corporation ("Old Jet"), remained the surviving entity and changed its name to Jet Aviation Trading, Inc. Old Jet had commenced business on October 3, 1996. Unless the context otherwise requires, references to the "Company" throughout this Prospectus, including the Financial Statements contained herein, refer to the operations of Old Jet prior to July 28, 1997 and the Company thereafter.

     The Company specializes in the sale, lease, exchange and purchase of technical spares for fixed-wing commercial jet transport aircraft manufactured by Boeing, McDonnell Douglas, Airbus and Lockheed. Complimenting this core business, the Company provides its customers with inventory management services including new product distribution, technical purchasing, maintenance repair management, consignment marketing and purchase/leaseback of technical spares inventory. The Company also pursues opportunities involving the purchase, sale and lease of jet turbine engines, jet turbine aircraft, and related aviation industry equipment.

INDUSTRY OVERVIEW

     Industry estimates are that the annual worldwide market for aircraft spare parts is approximately $10.2 billion, of which approximately $1.6 billion reflects annual sales of aircraft spare parts in the redistribution market. The redistribution market is highly fragmented, with a limited number of large, well-capitalized companies selling a broad range of aircraft spare parts, and many smaller competitors servicing particular segments of the industry. The Company believes that significant trends affecting the market will increase its overall size and at the same time eliminate some market participants. These trends are:

  Growth in Market for Aircraft Spare Parts

     According to Boeing's 1996 Market Outlook (the "Boeing Report"), the worldwide fleet of commercial passenger airplanes is expected to double from 11,066 airplanes at the end of 1995 to 23,081 airplanes by 2015. The Boeing Report also projects that cargo jet aircraft will increase from 1,219 airplanes in 1995 to 2,260 airplanes by 2015. Seventy percent of the airplanes delivered to cargo operators are expected to be used aircraft which were converted from commercial passenger service. Further, the number of planes in service for more than 10 years is continuing to increase, and these older planes are the primary market for redistributors. Finally, cost considerations are forcing many airlines and repair and maintenance facilities to utilize aircraft spare parts sold by redistributors, instead of purchasing new parts for inventory. The Company believes that all of these factors will increase the demand for aircraft spare parts from the redistribution market.

  Increased Outsourcing of Inventory Management Function

     Airlines incur substantial expenditures in connection with fuel, labor and aircraft ownership. Further, during the last decade, airlines have come under increasing pressure to reduce the costs associated with providing air transportation services. Although several of the expenditures required to operate an airline are beyond the direct control of airline operators (e.g., the price of fuel and labor costs), obtaining replacement parts from the redistribution market and outsourcing inventory management functions are, the Company believes, areas in which airlines can allow these functions to be handled more inexpensively and efficiently.

  Increasing Emphasis on Traceability

     Due to concerns regarding unapproved aircraft spare parts, regulatory authorities have increased the level of documentation which must be maintained on aircraft spare parts. This requirement has, in turn, been extended by end-users to the vendors of the parts. The sophistication required to track the history of an inventory consisting of thousands of aircraft spare parts is considerable and has required companies to invest significantly in information systems technology.

  Increased Consignment

     Certain of the Company's customers adjust inventory levels on a periodic basis by disposing of excess aircraft spare parts. Traditionally, larger airlines have used internal personnel to manage such dispositions. The Company believes that major airlines and other owners of aircraft spare parts, in order to concentrate on their core businesses and to more effectively redistribute their excess parts inventories, are increasingly entering into long-term consignment agreements with redistributors. By consigning inventories to a redistributor such as the Company, customers are able to distribute their aircraft spare parts to a larger number of prospective inventory buyers, allowing the customer to maximize the value of its inventory. Consignment also enables the Company to offer for sale significant parts inventory at minimal capital cost to the Company.

  Increased Leasing

     The Company believes that cost considerations will result in airlines' increased use of leasing with respect to spare parts and engines. This practice can prove beneficial to the Company, for it can obtain a steady income stream over a period of time from lease payments and upon termination of the lease, regain the part or engine for subsequent sale. In addition, leasing arrangements may afford the Company the ability to obtain additional financing.

COMPANY STRATEGY

     The Company believes that it can become a low cost leader in the redistribution market, as well as for its ancillary inventory management services, by combining its managerial experience with increased capital and building upon its present operations. The essential elements of its business strategy are:

  Internal Growth

     The Company's strategy is to increase operating revenues and operating income through continued customer penetration in its existing markets and expansion into new markets. The Company intends to achieve this by continuing to increase the size and scope of its inventory and by continuing to expand its marketing efforts worldwide. The Company will also expand its inventory management, leasing and on-site consignment services to allow its customers to reduce their costs of operations by outsourcing some or all of their inventory management and supply functions and to take advantage of opportunities to maximize the value of their spare parts inventory. The Company seeks to establish and maintain close working relationships with its customers and to become their vendor of choice.

  Capitalize on Large Bulk Purchase Opportunities

     Although opportunities to purchase large inventories in bulk in the aircraft spare parts industry cannot be predicted, historically they become available on a regular basis. "Bulk" purchase opportunities arise when airlines, in order to reduce capital requirements, sell large amounts of inventory in a single transaction or when inventories of aircraft spare parts are sold in conjunction with bankruptcy proceedings, or when operators upgrade their fleet. In these situations the Company can obtain large inventories of aircraft spare parts at a lower cost than can ordinarily be obtained by purchasing on an individual basis. This results generally in higher gross margins on sales of such parts. Since inception, the Company has successfully completed six bulk inventory purchases in excess of $100,000. The Company believes that due to the experience of management, and as a result of additional capital, an increased number of larger bulk purchases can be effectuated.

  Initiate Purchase and Sale of Jet Turbine Engines and Aircraft

     The Company believes that with proper financial resources, it would be in a position to enter the market for the purchase and sale of jet turbine engines and aircraft. This market is extremely competitive and capital intensive. However, the Company believes that it has the management expertise and industry contacts to make prudent purchases, the key to profitability in this market.

  Pursue Acquisitions of Complementary Businesses

     Another element of the Company's strategy involves acquisitions of other companies, assets or product lines that would complement or expand the Company's existing aircraft spare parts redistribution and inventory management services business. The Company believes that acquisitions will enable it to achieve economies of scale and expand the product and service line available to its customers. The Company is currently evaluating a number of acquisition opportunities. No commitments or binding agreements have been entered into to date and accordingly, no assurance can be given that any of the acquisitions currently being considered will be consummated.

AIRCRAFT SPARE PARTS

     Aircraft spare parts can be categorized by their ongoing ability to be repaired and returned to service. The general categories are as follows: (i) rotable; (ii) repairable; and (iii) expendable. A rotable is a part which is removed periodically as dictated by an operator's maintenance procedures or on an "as needed" basis and is typically repaired or overhauled and re-used an indefinite number of times. An important subset of rotables is life limited parts. A life limited part has a designated number of allowable flight hours and/or cycles (one take-off and landing generally constitutes one cycle) after which it is rendered unusable. A repairable is similar to a rotable except that it can only be repaired a limited number of times before it must be discarded. An expendable is generally a part which is used and not thereafter repaired for further use.

     Aircraft spare parts conditions are classified within the industry as (i) factory new, (ii) new surplus, (iii) overhauled, (iv) serviceable, and (v) as removed. A factory new or new surplus part is one that has never been installed or used. Factory new parts are purchased from manufacturers or their authorized distributors. New surplus parts are purchased from excess stock of airlines, repair facilities or other redistributors. An overhauled part has been completely disassembled, inspected, repaired, reassembled and tested by a licensed repair facility. An aircraft spare part is classified serviceable if it is removed by the operator from an aircraft or engine while operating under an approved maintenance program and is functional and meets any manufacturer or time and cycle restrictions applicable to the part. A factory new, new surplus, overhauled or serviceable part designation indicates that the part can be immediately utilized on an aircraft. A part in "as-removed" condition requires functional testing, repair or overhaul by a licensed facility prior to being returned to service in an aircraft.

OPERATIONS

     The Company's main business is the buying and selling of aircraft spare parts. The Company has also pursued opportunities regarding the purchase and sale of related aviation industry equipment. In this regard, the Company acquired a DC-10-30 flight simulator and related support package and software. The Company also provides value-added inventory management services to its customers. The Company believes that inventory management services provide significant opportunities for expansion of the Company's business in the future. Finally, the Company intends to develop business as a redistributor of turbine jet engines and become involved in the purchase, sale and lease of jet turbine aircraft.

  Inventory Purchases and Sales

     The daily operations of the Company encompass inventory sales, brokering and exchanging aircraft spare parts. The Company advertises its available inventories held for sale or exchange on the Inventory Locator Service ("ILS"), the Airline Inventory Redistribution System ("AIRS") and BCOM electronic databases. Buyers of aircraft spare parts can access the ILS, AIRS and BCOM databases and determine the companies which have the desired inventory available. The Company estimates that twenty-five percent of its daily sales activity results from an ILS, AIRS or BCOM inquiry. All major airlines and repair agencies subscribe to one or more of these databases and accordingly, the Company maintains continual on-line direct access with them.

ILS, AIRS and BCOM do not, however, list price information relating to particular parts. The ability to properly evaluate and price spare parts derives from management experience in the industry.

     The Company currently has over 35,000 line items in stock. The Company monitors market availability, pricing and historical data on a continuous basis. The Company sells new, overhauled and serviceable replacement parts from its inventory and by buying them at the request of its customers against a specific order; usually purchasing the parts for its own account and selling them to its customers.

     For the period ended August 31, 1997, inventory sales accounted for 100% of revenues.

  Inventory Management Services

     The Company provides a number of inventory management services to its customers. These services assist airlines in downsizing their inventory management operations, thus enabling them to utilize their capital more efficiently and reduce costs. Through the offering of various services, the Company believes it can provide an inventory management program geared to any particular customer's requirements.

  Consignment

     By consigning inventories to a redistributor such as the Company, customers are able to distribute their aircraft spare parts to a larger number of prospective inventory buyers, allowing the customer to maximize the value of its inventory. Consignment also enables the Company to offer for sale significant parts inventory at minimal capital cost. The Company currently maintains or manages or has consignment agreements in place and its revenues from consignment arrangements have accounted for approximately 5% of net sales for the period ended August 31, 1997. The Company anticipates that revenues from consignments will increase as a percentage of total revenues in the future.

  Purchasing Services

     The Company provides services whereby it purchases spare parts for smaller and start-up airlines. These arrangements allow the Company's customers to take advantage of the Company's greater purchasing power and repair management services.

SALES AND MARKETING; CUSTOMERS

     The Company utilizes six inside and outside salespersons and a network of independent representatives in its sales and marketing efforts. The Company's President directs the Company's sales force. The Company's sales force is responsible for obtaining new customers and maintaining relationships with existing customers. The majority of the Company's day-to-day sales are accomplished through the Company's inside sales force.

     The Company provides sales and delivery services seven days a week, 24 hours a day. This service is critical to provide support to airline customers which, at any time, may have an aircraft grounded in need of a particular part. The Company's South Florida location, with easy access to Miami International Airport and Fort Lauderdale International Airport, assists the Company in providing reliable and timely delivery of purchased products.

     The Company has over 140 customers, which include commercial passenger airlines, air cargo carriers, maintenance and repair facilities, original equipment manufacturers and other aircraft parts redistribution companies. During the eleven month period ended August 31, 1997, the Company's top 10 customers accounted for approximately 75% of net sales, and one customer has accounted for more than 20% of net sales.

MANAGEMENT INFORMATION SYSTEM

     The Company has implemented the first phase of upgrading its management information systems by acquiring computer hardware and software. The Company's data system is being developed to incorporate state-of-the-art records imaging, archiving, inventory and asset management analysis, financial recordation and other support systems. The Company believes that upon full implementation of its data management system, such system will be more than adequate to manage the requirements of the Company in accordance with its forecasted growth.

COMPETITION

     The aircraft spare parts redistribution market is highly fragmented. Competition in the redistribution market is generally based on price, availability of product and quality, including traceability. The Company's major competitors include AAR Corp., Aero Controls Corp., Solair, Inc., The Memphis Group and Aviation Sales Company. There is also substantial competition, both domestically and overseas, from smaller, independent dealers who generally participate in niche markets. Several of the Company's competitors have greater financial and other resources than the Company.

     The jet turbine engine and jet turbine aircraft market is currently dominated by various financial institutions, such as GE Capital, CIT Group, and International Lease Finance Corp. as well as the major competitors from the spare parts redistribution market. The market also includes many smaller entities who engage in transactions on a sporadic basis.

GOVERNMENT REGULATION AND TRACEABILITY

     The FAA regulates the manufacture, repair and operation of all aircraft and aircraft parts operated in the United States. Its regulations are designed to insure that all aircraft and aviation equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All aircraft must be maintained under a continuous condition monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and equipment are prescribed by regulatory authorities and can be performed only by certified technicians at certified repair facilities. Certification and conformance is required before installation of a part on an aircraft. Presently, whenever necessary with respect to a particular part, the Company utilizes FAA and/or Joint Aviation Authority certified repair stations to repair and certify parts to ensure worldwide marketability. The operations of the Company may in the future be subject to new and more stringent regulatory requirements. In that regard, the Company closely monitors the FAA and industry trade groups in an attempt to understand how possible future regulations might impact the Company. See "Risk Factors -- Market Trend" and "Government Regulation."

     An important factor in the aircraft spare parts redistribution market relates to the documentation or traceability that is supplied with an aircraft spare part. The Company requires all of its suppliers to provide adequate documentation as required by the industry and the regulatory agencies. The Company is designing its data management system to image, capture, manage and communicate this documentation.

EMPLOYEES

     As of August 31, 1997, the Company employed eighteen persons. None of the Company's employees are covered by collective bargaining agreements. The Company believes that its relations with its employees are good.

PROPERTIES

     The Company's executive offices and warehouse facilities are located in Miami, Florida. These facilities comprise a total of approximately 17,600P square feet. The premises are subject to a lease dated January 1, 1997 and subsequently amended on November 1, 1997, which expires on December 31, 2000, at an annual rental of $79,614 plus pass-throughs of (i) utilities, (2) increases in real estate taxes, (3) assessments, (4) increases in insurance and (5) the Company's share of assessments imposed by the industrial park's association. Rent is subject to a cost of living increase adjustment. The Company has two additional one year options to renew. These facilities are adequate for the Company's present needs.

PRODUCT LIABILITY AND LEGAL PROCEEDINGS

     The Company's business exposes it to possible claims for personal injury or death which may result from a failure of aircraft spare parts sold by it. The Company takes what it believes are adequate precautions to ensure the quality and traceability of the aircraft parts which it sells. The Company does not carry product liability insurance. See "Risk Factors -- Product Liability."

     The Company is not involved in any litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The present members of the Board of Directors, all executive officers, their ages and positions with the Company are set forth below:

NAMES                                   AGE    POSITION
-----                                   ----   --------
Joseph J. Nelson......................   48    President and Chief Executive Officer,
                                               Director
Michael J. Cirillo....................   49    Director
Theodore H. Gregor....................   46    Director
Joseph F. Janusz......................   46    Vice President -- Finance
                                               Chief Financial Officer

     Joseph J. Nelson has been President and Chief Executive Officer of the Company since October, 1996. Prior thereto, he was Senior Vice-President of The AGES Group, L.P. ("AGES"), responsible for the operations of four divisions with revenues of approximately $100 million, and held other positions with AGES since October, 1990. Prior thereto, Mr. Nelson was with Ryder Corporation attaining the position of Vice President of Sales. Mr. Nelson holds a B.S degree from DePaul University and an M.B.A. in Finance from Farleigh Dickinson University.

     Michael J. Cirillo has been a director of the Company since June, 1997. He is President of The D.A.R. Group, Inc. an investment banking firm and President of CBM Consultants, Inc., a marketing and consulting firm. From 1987 through 1995 Mr. Cirillo was an officer and director of Flex Resources, Inc., a temporary and permanent employment firm. Mr. Cirillo holds a B.S. degree from Farleigh Dickinson University.

     Theodore H. Gregor has been a director of the Company since October, 1997. Since 1987, he has been the President of Aero Kool Corporation, a privately held company engaged in business as an FAA approved repair facility. Mr. Gregor holds a B.S. degree in Mechanical Engineering from the University of Miami.

     Joseph F. Janusz has been Vice President of Finance and Chief Financial Officer of the Company since June 1, 1997. Prior thereto he was a practicing certified public accountant. From September, 1993 through March, 1996, he was the Chief Financial and Operations Officer of Homeshield Industries, Inc. a privately held manufacturing company. From January, 1987 through June, 1990, Mr. Janusz was the Chief Financial Officer of RMJ Associates, Inc., a holding company involved in the office supply, furniture and printing businesses. Mr. Janusz holds a B.S. degree in Accounting from the University of Florida. He is a member of the American Institute of CPAs, the Florida Institute of CPAs and is a licensed real estate broker in Florida.

     The officers of the Company are elected by the Board of Directors to serve until their successors are elected and qualified. The directors of the Company are elected at the annual meeting of the stockholders.

     The Company's Certificate of Incorporation and Bylaws provide for the indemnification of, and advancement of expenses to, directors and officers of the Company. The Company has also entered into agreements to provide indemnification for its directors and executive officers.

COMMITTEES

     The Board of Directors intends to establish an Audit Committee within the next fiscal year. The Audit Committee will recommend the independent accountants appointed by the Board of Directors to audit the financial statements of the Company, which includes an inspection of the books and accounts of the Company, and will review with such accountants the scope of their audit and their report thereon, including any questions and recommendations that may arise relating to such audit and report of the Company's internal accounting and auditing procedures.

DIRECTOR COMPENSATION

     The Company intends to pay directors of the Company who are not employed by the Company a fee at the rate of $500 for each meeting of the Board of Directors attended and $500 for each committee meeting attended.

     In addition, all directors will receive on an annual basis stock option grants under the Stock Option Plan for serving on the Board. Options to purchase 5,000 shares of Common Stock will be automatically granted to each director on December 31 of each year, starting December 31, 1997, at an option exercise price equal to the closing bid or sales price of the Common Stock on such date. Additionally, directors appointed to the Board in the future will be granted options to purchase 10,000 shares of Common Stock at an option exercise price equal to the closing bid or sales price of the Common Stock on the date of their appointment to the Board.

EXECUTIVE COMPENSATION

     The following table reflects compensation paid or accrued by the Company during the year ended August 31, 1997 to the Company's Chief Executive Officer.

NAME                                                          YEAR    SALARY
----                                                          ----   --------
Joseph J. Nelson............................................  1997   $135,385(1)

---------------

(1) Represents compensation from November 1, 1996 to August 31, 1997.

EMPLOYMENT AGREEMENTS

     The Company and its President and Chief Executive Officer entered into an employment agreement effective November 1, 1996. This Agreement is for a period of three (3) years, terminating on October 31, 1999. The Agreement provides for an annual base salary of $160,000 and a year-end cash bonus of 3% of the pre-tax net income of the Company, as defined therein.

STOCK OPTION PLAN

     On September 1, 1997, the Board of Directors adopted a Stock Option Plan (the "Plan"). This Plan provides for the grant of Incentive Stock Options, Non-qualified Stock Options and Stock Appreciation Rights to employees selected by the Board of Directors, or Compensation Committee. The Plan also sets forth applicable rules and regulations for stock options granted to non-employee directors. To date, 84,500 options have been granted under the Plan, including 30,000 to Mr. Nelson and 20,000 to Mr. Janusz. The Plan is subject to stockholder approval and will be submitted to the stockholders at the Company's annual meeting in 1998.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of October 31, 1997 (a) by each of the Company's directors, (b) all executive officers and directors as a group, and (c) all persons known by the Company to own beneficially more than 5% of the Company's Common Stock.

NAME                                                           SHARES     PERCENT
----                                                          ---------   -------
Joseph J. Nelson(1)(2)......................................    222,000     7.4%
Michael J. Cirillo(1)(3)....................................  1,150,000    29.1

NAME                                                           SHARES     PERCENT
----                                                          ---------   -------
Argaman, Inc................................................    600,000    20.0
  M.S.A. Trust Company Ltd., Co.
  #51-138681-5 of 3
  Daniel Frisch Street
  64731 Tel Aviv, Israel
Silvertown International Corp...............................    279,800     9.3
  Israel Galili No. 6
  Tel Aviv, Israel 69377
Fersam International Ltd....................................    280,000     9.3
  PA Verkuyllaan 51-55 (Acht.)
  11-71 EB
  Badhoevedorp, The Netherlands
Joseph Laura................................................    233,600     7.8
  105 Mountainside View
  Morgantown, NJ 07751
All officers and directors as a group(4 persons)............  1,382,000    34.8

---------------

(1) The addresses for Mr. Nelson and Mr. Cirillo are c/o Jet Aviation Trading, Inc., 15675 N.W. 15 Avenue, Miami, FL 33169.
(2) Includes 10,000 shares subject to stock options presently exercisable; does not include 20,000 shares subject to stock options which become exercisable in October, 1998.
(3) Includes Warrants to purchase 950,000 shares of Common Stock owned by the D.A.R. Group, Inc. of which Mr. Cirillo is the President.
(4) Includes 10,000 shares subject to stock options granted to Joseph F. Janusz; does not include 10,000 shares subject to stock options which become exercisable in October, 1998.

                              CERTAIN TRANSACTIONS

     Effective October 1, 1996, the Company sold 600,000 shares of its Common Stock to Jet Avionics Systems, Inc. ("Jet Avionics") in consideration of a promissory note in the principal amount of $175,000, payable on demand, together with accrued interest at the applicable federal rate. The Company also entered into a Consignment Agreement with Jet Avionics, whereby the Company agreed to sell certain inventory of technical spares for the benefit of the Company and Jet Avionics. Pursuant to such Consignment Agreement, the Company sold to third parties certain of the consignment inventory for approximately $452,000 and owed Jet Avionics $303,000 after giving effect to a $36,000 payment. On August 29, 1997, the Company and Jet Avionics entered into a Consignment Cancellation and Purchase Agreement whereby (i) Jet Avionics cancelled the debt of $303,000 and
(ii) the Company purchased the remaining consignment inventory with a value of approximately $336,000 from Jet Avionics all in exchange for 230,000 shares of the Company's Common Stock, $4,000 in cash, and the cancellation of $175,000 of indebtedness of Jet Avionics to the Company. The President and sole shareholder of Jet Avionics is Sharon Taoz, the daughter of Allen Beni. Ms. Taoz was employed by the Company, as an account executive, from October 3, 1996 through August 31, 1997 and was paid $37,000. From October 3, 1996 through October 2, 1997, Mr. Beni served in a non-executive capacity as Vice President of Special Projects pursuant to an employment agreement. During this period of time, Mr. Beni was paid $88,615 for services rendered. On October 2, 1997, Mr. Beni and the Company terminated the aforementioned employment agreement and entered into a one (1) year Consulting Agreement. This Consulting Agreement provides for a monthly retainer of $4,000 and a commission which may be earned based upon sales or purchases introduced by Mr. Beni to the Company. Mr. Beni also owns an equity interest in the lessor of the Company's facilities. Mr. Beni was the President of Florida West Airlines, Inc., which filed for bankruptcy in the United States Bankruptcy Court for the Southern District of Florida in September, 1994. Mr. Beni may be deemed to have been an organizer of the Company.

     On October 3, 1996, the Company sold 80,000 shares of its Common Stock to IP Services, Inc. ("IP") for $24,510. IP is an affiliate of Howard M. Appel. During 1996 FAC Enterprises, Inc. ("FAC), an affiliate of Mr. Appel, loaned the Company an aggregate of $325,000. During the year, the Company repaid $125,000. The balance ($200,000) was repaid on August 29, 1997 through the issuance of 100,000 shares of Common Stock. FAC was also issued 7,500 shares for advisory services rendered. Mr. Appel may be deemed to have been an organizer of the Company.

     On November 1, 1996, the Company sold 192,000 shares of its Common Stock to Joseph J. Nelson in consideration of a promissory note in the principal amount of $80,000 payable on demand, together with accrued interest at the applicable federal rate.

     On November 14, 1996, the Company entered into a contract with Fersam International Ltd. ("Fersam") for the purchase of a one-half interest in a CAE Electronics Ltd. Sigma 3-six (6) axis DC-10 simulator (the "DC-10 simulator"). In consideration for the purchase of this interest, the Company paid $125,000 in cash and issued 40,000 shares of Common Stock valued at $100,000. On March 28, 1997, the Company entered into another contract with Fersam for the purchase of one (1) Novoview 2000 Visual Support System, Simulator Spares Parts Package and Maintenance Training Data Package to be used in connection with the DC-10 simulator. In consideration of and as payment for the purchase of these assets, the Company issued 200,000 shares of Common Stock valued at $500,000.

     On March 27, 1997, Silvertown International Corp. ("Silvertown") loaned the Company $120,000. This loan was evidenced by a promissory note payable to Silvertown, due on June 27, 1997, together with interest at 6% per annum. In consideration for this unsecured loan, the Company issued to Silvertown 4,800 shares of Common Stock. This note was extended for an additional three (3) months. On May 12, 1997, Silvertown loaned the Company $250,000. This loan was evidenced by a promissory note payable to Silvertown, due on or about July 27, 1997, together with interest at 6% per annum. In consideration for this unsecured loan, the Company issued to Silvertown 10,000 shares of Common Stock. On August 29, 1997, the Company satisfied the principal amounts of these promissory notes through the issuance of 185,000 shares of Common Stock to Silvertown.

     On May 23, 1997, Joseph Laura loaned $500,000 to the Company. This loan was evidenced by a promissory note payable to Mr. Laura, due on the earlier of May 31, 1998 or the Company obtaining equity financing in excess of $1,000,000, together with interest at 12% per annum. The Company satisfied the principal amount of this note through the issuance of 250,000 shares of Common Stock to Mr. Laura on August 29, 1997.

     On May 30, 1997, The D.A.R. Group, Inc., an affiliate of Michael J. Cirillo, a director of the Company, was issued 200,000 shares of Common Stock of the Company, for $200. On June 1, 1997, The D.A.R. Group, Inc., was issued warrants to purchase 950,000 shares of Common Stock for an advisory fee. See "DESCRIPTION OF SECURITIES."

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue 30,000,000 shares of Common Stock, $.001 par value per share, of which 2,996,500 shares are outstanding. An additional 1,000,000 shares of Common Stock are reserved for issuance upon the exercise of the Warrants and an additional 750,000 shares are reserved for issuance pursuant to the Company's Stock Option Plan.

     Holders of Common Stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights.

     Holders of Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding.

Shares of Common Stock are not redeemable and have no pre-emptive or similar rights. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     Within the limits and restrictions contained in the Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 3,000,000 shares of Preferred Stock, $.10 par value per share (the "Preferred Stock"), in one or more series, and to fix, as to any such series, the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, if any, conversion rights, voting rights, and any other preferences or special rights and qualifications.

     Shares of Preferred Stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time consuming. For example, shares of Preferred Stock could be issued with certain rights which might have the effect of diluting the percentage of Common Stock owned by a significant stockholder or issued to purchasers who might side with management in opposing a takeover bid which the Board of Directors determines is not in the best interests of the Company and its stockholders. This provision may be viewed as having possible anti-takeover effects. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices. The Board of Directors has not authorized any series of Preferred Stock, and there are no agreements, understandings or plans for the issuance of any Preferred Stock.

OUTSTANDING WARRANTS

     The Warrants were issued in June 1, 1997 in connection with the organization of the Company. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $4.50 until June 30, 2002. The Warrants are redeemable by the Company at $.05 upon the occurrence of both of the following events: (a) the listing of the Company's shares of common stock on a securities exchange and (b) the Company's common stock trading in excess of $5.25 per share for a ten day period.

     The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock. The Warrants may be exercised upon surrender of the Warrant Certificate on or prior to the expiration date (or earlier redemption date) of such Warrant at the offices of the Company's transfer agent, with the form of "Election to Purchase" completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check, payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised. Shares issued upon exercise of Warrants and paid for in accordance with the terms of the Warrants will be fully paid and nonassessable.

     The Warrant holders have been granted registration rights by the Company and the registration statement, of which this Prospectus is part, has been filed with the Securities and Exchange Commission as a result thereof. The costs of filing the registration statement will be borne entirely by the Company.

     The Warrants do not confer upon the holder thereof any voting or other rights of a stockholder.

TRANSFER AGENT

     StockTrans, Inc., 7 East Lancaster Avenue, Ardmore, Pennsylvania 19003, serves as transfer agent for the Common Stock.

                            SELLING SECURITY HOLDERS

     The shares of Common Stock of the Company offered by this Prospectus are being sold for the account of the selling security holders identified in the following table (the "Selling Security Holders").

     The Selling Security Holders are offering for sale an aggregate of 1,000,000 shares of Common Stock issuable upon exercise of the Warrants, as well as 1,969,000 shares of Common Stock previously issued by the Company in certain private placement transactions.

     The following table sets forth the number of Shares being held of record or beneficially (to the extent known by the Company) by such Selling Security Holders and provides (by footnote reference) any material relationship between the Company and such Selling Security Holder, all of which is based upon information currently available to the Company.

                                                                         NUMBER OF
                                                                         SHARES OF
                                                                           COMMON         NUMBER OF
                                        NUMBER OF                          STOCK          SHARES OF
                                        SHARES OF         PERCENTAGE     TO BE SOLD        COMMON        PERCENTAGE
                                      COMMON STOCK          BEFORE           IN             STOCK           AFTER
NAME                               BEFORE OFFERING(1)    OFFERING(1)    OFFERING(1)    AFTER OFFERING    OFFERING(1)
----                               -------------------   ------------   ------------   ---------------   -----------
The D.A.R. Group, Inc.(2)(3).....        950,000            24.7 %        950,000               --            --%
Argaman, Inc.....................        600,000            15.2          300,000          300,000          7.6
Leonard H. Bloom.................         10,000              *            10,000               --            --
Amaury Borges(4).................         20,000              *            10,000           10,000          *
Clifton Capital Corp.............        128,000             3.21         128,000               --            --
Michael J. Cirillo(2)............        200,000             5.07         200,000               --            --
Dallas Investments, Ltd.(5)......        125,000             3.17         125,000               --            --
Discretionary Investment Trust
  dtd 7/7/93.....................         70,000             1.77          70,000               --            --
Brian Due........................         20,000              *            10,000           10,000          *
Elanken Family Trust.............         41,400             1.05          41,400               --            --
Fersam International Ltd.(2).....        280,000             7.0          260,000           20,000          *
Godwin Finance Ltd...............        100,000             2.5          100,000               --            --
I.P. Services, Inc.(2)...........         70,000             1.77          70,000               --            --
Jet Avionics Systems, Inc.(2)....         80,400             2.01          40,000           40,400          1.01
KAB Investments, Inc.............         70,000             1.77          50,000           20,000          *
Joseph Laura(2)..................        233,600             5.82         233,600               --            --
Joseph Nelson(6).................        212,000             5.37         100,000          112,000          2.84
Zvi Moshe(2)(7)..................         20,000              *            10,000           10,000          *
Yoram Moussaieff.................         40,000             1.0           20,000           20,000          *
Mustang Electronics Affiliated
  Defined Benefits Pension
  Plan...........................         20,000              *            10,000           10,000          *
Bill Seidel......................         10,000              *             5,000             5,00          *
Joseph Shalhon...................         20,000              *            10,000           10,000          *
Bella Shrem......................         12,000              *             6,000            6,000          *
Silvertown International
  Corp.(2).......................        279,800             7.1          140,000          139,800          3.5
SPH Equities, Inc................         60,000             1.52          60,000               --            --
Janet & Robert Weinstein.........         20,000              *            10,000           10,000          *

---------------

  * Less than 1%
(1) Including 1,000,000 shares issued upon exercise of all the Warrants.
(2) See "Certain Transactions".
(3) Shares to be issued upon exercise of Warrants.
(4) Mr. Borges is employed as the Senior Account Executive of the Company.
(5) Includes 50,000 shares to be issued upon exercise of Warrants.
(6) Mr. Nelson is the President of the Company.
(7) Mr. Moshe is the President of Silvertown International Corp.

     Certain of the Selling Security Holders have agreed not to sell their remaining shares of Common Stock for a period of one year from the effective date of the registration statement.

                              PLAN OF DISTRIBUTION

EXERCISE OF WARRANTS

     The Company is offering shares of Common Stock issuable upon exercise of Warrants that were previously issued to the holders thereof.

     The Warrants are exercisable by tendering to the Company the appropriate exercise price along with the Warrant Certificate (with the "Election to Purchase" addendum properly filled out). Upon exercise, the Company will issue such fully paid and non-assessable shares of Common Stock as are specified on the Certificate so tendered and deliver to the holder thereof such additional securities as are required by the terms thereof. Payment of the exercise price shall be made in cash or by certified check or bank draft made payable to the order of the Company. The Warrants may be subject to redemption by the Company. See "DESCRIPTION OF SECURITIES."

SELLING SECURITY HOLDERS

     The Selling Security Holders are offering shares of Common Stock for their own account and not for the account of the Company. The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Security Holders.

     Each Selling Security Holder will, prior to any sales, agree (a) not to effect any offers or sales of the Common Stock in any manner other than as specified in this Prospectus, (b) to inform the Company of any sale of Common Stock at least one business day prior to such sale and (c) not to purchase or induce others to purchase Common Stock in violation of Regulation M under the Exchange Act.

     The shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Security Holders acting as principals for their own accounts in one or more transactions in the over-the-counter market or in negotiated transactions at market prices prevailing at the time of sale or at prices otherwise negotiated. Alternatively, the shares of Common Stock may be offered from time to time through agents, brokers, dealers or underwriters designated from time to time, and such agents, brokers, dealers or underwriters may receive compensation in the form of commissions or concessions from the Selling Security Holders or the purchasers of the Common Stock.

     Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rule 15c2-6, and Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Security Holder. There are possible limitations upon trading activities and restrictions upon broker-dealers effecting transactions in certain securities which may also materially affect the value of, and an investor's ability to dispose of, the Company's securities. See "RISK FACTORS."

     The Company will use its best efforts to file, during any period in which offers or sales are being made, one or more post-effective amendments to the Registration Statement, of which this Prospectus is a part, to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will passed upon for the Company by Shapo, Freedman & Bloom, P.A., 200 South Biscayne Boulevard, Suite 4750, Miami, Florida 33131. Leonard H. Bloom, a shareholder of the firm, owns 10,000 shares of Common Stock of the Company.

                                    EXPERTS

     The financial statements of the Company for the fiscal year ended August 31, 1997 included in this Prospectus have been audited by Sweeney, Gates & Co., certified public accountants, and are included herein in reliance upon the authority of said firm as experts on accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, a Registration Statement on Form SB-2 with respect to the Common Stock being registered hereby. This Prospectus does not contain all the information contained in such Registration Statement, as permitted by the Rules and Regulations of the Securities and Exchange Commission. The Registration Statement, including exhibits thereto, may be inspected without charge and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 75 Park Place, 14th Floor, New York, New York 10007 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained upon written request addressed to the Commission, Public Reference Section 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. For further information with respect to the Company, the Common Stock being registered hereby and the contents of any contract or document referred to herein, reference is made to the Registration Statement and the exhibits filed as a part thereof.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Balance Sheet, August 31, 1997..............................   F-3
Statement of Income, October 3, 1996 (Date of Inception) to
  August 31, 1997...........................................   F-4
Statement of Changes in Stockholders' Equity................   F-5
Statement of Cash Flows.....................................   F-6
Note to Financial Statements................................   F-7

                          INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors
Jet Aviation Trading, Inc.

     We have audited the accompanying balance sheet of Jet Aviation Trading, Inc. as of August 31, 1997, and the related statements of income, stockholders' equity, and cash flows for the period from October 3, 1996 (Date of Inception) through August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jet Aviation Trading, Inc. as of August 31, 1997, and the results of its operations and cash flows for the period from October 3, 1996 (Date of Inception) through August 31, 1997, in conformity with generally accepted accounting principles.

                                          Sweeney, Gates & Co.

Fort Lauderdale, Florida
October 9, 1997, except as to Note 12
  which is as of October 29, 1997

                           JET AVIATION TRADING, INC.

                                 BALANCE SHEET
                                AUGUST 31, 1997

                                 ASSETS
Current assets:
  Cash......................................................  $  341,660
  Accounts receivable, less $93,000 allowance for doubtful
     accounts...............................................   1,764,119
  Inventory.................................................   1,532,333
  DC-10 flight simulator held for resale (Note 3)...........     734,421
  Deferred tax asset........................................      23,000
  Prepaid expenses and other current assets.................      29,610
                                                              ----------
          Total current assets..............................   4,425,143
                                                              ----------
Property and equipment, less accumulated depreciation of
  $8,293....................................................      88,437
Deferred offering costs.....................................      22,750
Deposit-Boeing..............................................      25,000
                                                              ----------
                                                              $4,561,330
                                                              ==========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  977,706
  Accrued expenses..........................................     144,540
  Accrued interest..........................................      19,611
  Income taxes payable......................................      37,200
                                                              ----------
          Total current liabilities.........................   1,179,057
                                                              ----------
Deferred tax liability......................................       2,000
                                                              ----------
Stockholders' equity:
  Preferred stock, par value $.10 per share, 3,000,000
     shares authorized, and no shares issued and
     outstanding............................................          --
  Common stock, par value $.001 per share; 30,000,000 shares authorized, and 2,996,500 shares issued and
     outstanding............................................       2,997
  Additional paid-in capital................................   3,441,317
  Retained earnings.........................................      15,959
                                                              ----------
                                                               3,460,273
Less: Stockholders' notes receivable (Note 6)...............     (80,000)
                                                              ----------
          Total stockholder's equity........................   3,380,273
                                                              ----------
                                                              $4,561,330
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                           JET AVIATION TRADING, INC.

                              STATEMENT OF INCOME
             OCTOBER 3, 1996 (DATE OF INCEPTION) TO AUGUST 31, 1997

Sales, net of returns and allowances........................             $6,215,553
Cost of sales...............................................              4,684,864
                                                                         ----------
  Gross profit..............................................              1,530,689
                                                                         ----------
Selling, general and administrative expenses................              1,482,060
                                                                         ----------
Operating income............................................                 48,629
                                                                         ----------
Other income (expense):
  Interest income...........................................  $ 21,867
  Interest expense..........................................   (38,337)     (16,470)
                                                              --------   ----------
Income before income taxes..................................                 32,159
Income tax expense:
  Current...................................................    37,200
  Deferred..................................................   (21,000)      16,200
                                                              --------   ----------
          Net Income........................................             $   15,959
                                                                         ==========
          Net Income per share..............................             $     0.01
                                                                         ==========
Weighted average number of common shares outstanding........              1,672,968
                                                                         ==========

   The accompanying notes are an integral part of these financial statements.

                           JET AVIATION TRADING, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
             OCTOBER 3, 1996 (DATE OF INCEPTION) TO AUGUST 31, 1997

                                     COMMON STOCK      ADDITIONAL              STOCKHOLDER'S
                                  ------------------    PAID-IN     RETAINED       NOTE
                                   SHARES     AMOUNT    CAPITAL     EARNINGS    RECEIVABLE       TOTAL
                                  ---------   ------   ----------   --------   -------------   ----------
Issuance of common stock to
  founding stockholders.........  1,200,000   $1,200   $  378,800   $    --      $(255,000)    $  125,000
Issuance of common stock in
  connection with the purchase
  of equipment and aircraft
  parts.........................     10,000       10       24,990        --             --         25,000
Issuance of common stock in
  connection with private
  placement.....................    312,000      312      745,997        --             --        746,309
Issuance of common stock in
  connection with purchase of
  DC-10 Simulator held for
     resale.....................    240,000      240      599,760        --             --        600,000
Issuance of common stock in
  connection with debt..........     14,800       15       36,985        --             --         37,000
Issuance of common stock to
  founders of Schuylkill
  Acquisition Corp. at par
  value.........................    400,000      400           --        --             --            400
Issuance of common stock in a
  private offering by Schuylkill
  Acquisition Corp. ............     47,200       47       95,856        --             --         95,903
Issuance of 1,000,000
  warrants......................         --       --       50,000        --             --         50,000
Accumulated deficit of
  Schuylkill Acquisition Corp.
  adjusted due to merger........         --       --      (35,298)       --             --        (35,298)
Conversion of $370,000 of notes
  payable to common stock.......    185,000      185      369,815        --             --        370,000
Conversion of $200,000
  stockholder loan to common
  stock and payment of $15,000
  advisory fee in common
  stock.........................    107,500      108      214,892        --             --        215,000
Conversion of $500,000 note
  payable to common stock.......    250,000      250      499,750        --             --        500,000
Issuance of common stock for the
  payment of amounts due to a
  stockholder and for the
  purchase of remaining
  consigned inventory...........    230,000      230      459,770        --        175,000        635,000
Net Income......................         --       --           --    15,959             --         15,959
                                  ---------   ------   ----------   -------      ---------     ----------
Balance, August 31, 1997........  2,996,500   $2,997   $3,441,317   $15,959      $ (80,000)    $3,380,273
                                  =========   ======   ==========   =======      =========     ==========

   The accompanying notes are an integral part of these financial statements.

                           JET AVIATION TRADING, INC.

                            STATEMENT OF CASH FLOWS
             OCTOBER 3, 1996 (DATE OF INCEPTION) TO AUGUST 31, 1997

Cash flows form operating activities:
  Net income................................................  $    15,959
  Adjustment to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization..........................        8,293
     Allowance for doubtful accounts........................       93,000
     Noncash compensation expense related to warrants.......       50,000
     Noncash compensation relating to an advisory fee.......       15,000
     Noncash compensation relating to loan origination
      fee...................................................       37,000
     Deferred tax asset, net of deferred tax liability......      (21,000)
  Change in assets and liabilities:
     Decrease (increase) in:
       Accounts receivable..................................   (1,857,119)
       Inventory (Note 6)...................................     (872,333)
       Cash paid in connection with purchase of DC-10 flight
        simulator...........................................     (134,421)
       Prepaid expenses and other current assets............      (29,610)
     Increase (decrease) in:
       Accounts payable.....................................      977,706
       Accrued expenses.....................................      144,541
       Accured interest.....................................       19,611
       Income tax payable...................................       37,200
                                                              -----------
          Total adjustments.................................   (1,532,132)
                                                              -----------
Net cash used for operating activities......................   (1,516,173)
                                                              -----------
Cash flows from investing activities:
  Deposit--Boeing...........................................      (25,000)
  Purchase of property and equipment........................      (96,730)
                                                              -----------
          Net cash used for investing activities............     (121,730)
                                                              -----------
Cash flows from financing activities:
  Deferred offering costs...................................      (22,750)
  Proceeds from stockholder loans, subsequently converted to
     common stock...........................................    1,195,000
  Payments on stockholder loans.............................     (125,000)
  Proceeds from issuance of securities......................      932,313
                                                              -----------
          Net cash provided by financing activities.........    1,979,563
                                                              -----------
Cash, ending................................................  $   341,660
                                                              ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW:
  Interest paid.............................................  $    24,103
                                                              -----------
  Income taxes paid.........................................  $        --
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                           JET AVIATION TRADING, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES AND OTHER INFORMATION

     Organization and History -- Schuylkill Acquisition Corp. ("the Company" or "SAC") was incorporated in Florida on May 28, 1997, for the purpose of acquiring by merger the business and operations of Jet Aviation Trading, Inc. ("Old Jet") upon the completion of a stock offering by the Company. On July 28, 1997, the Company acquired 100% of the outstanding common stock of Old Jet in exchange for 1,776,800 shares of common stock of the Company in a one for one stock exchange. Old Jet was incorporated in the state of Florida on October 3, 1996 for the purpose of buying, selling, leasing and exchanging spare parts for fixed-wing commercial jet transport aircraft. Effective July 28, 1997, the Company's name was changed from Schuylkill Acquisition Corp. to Jet Aviation Trading, Inc.

     Merger and Recapitalization -- The merger was completed on July 28, 1997, whereby SAC acquired 100% of the outstanding common stock of Old Jet in exchange for 1,776,800 shares of common stock of SAC in a one for one stock exchange. The merger has been accounted for as a purchase.

     The effect of the transaction was a reverse merger, whereas SAC changed its name to Jet Aviation Trading, Inc. and Old Jet became the acquiring entity and accounting survivor. Accordingly, the historical financial statements presented are those of the accounting survivor, Old Jet, and the stockholders' equity of the merged Company was recapitalized to reflect the capital structure of the surviving legal entity and the accumulated deficit of Old Jet at the time of merger.

     Nature of Business and Credit Policies -- The Company buys, sells, leases and exchanges spare parts for fixed-wing commercial jet transport aircraft. The Company's customers are primarily commercial passenger and cargo operators, original equipment manufacturers and Federal Aviation Administration and Joint Aviation Authority repair stations throughout the world. The Company performs ongoing credit evaluations of its customers' financial condition and extends credit to its customers based upon its evaluations. If creditworthiness is questionable, parts are shipped COD. The allowance for doubtful accounts is based upon the expected collection of accounts receivable.

     Cash Equivalents -- The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

     Revenue and Cost Recognition -- The Company recognizes revenue when parts are shipped to the customer. Amounts paid in advance are recorded as deferred income and recognized in the period in which the parts are shipped.

     Inventories -- Inventory is stated at the lower of cost or market. Cost of aircraft parts is determined on a specific identification basis. When parts are purchased in lots, the individual parts are expensed at a predetermined percentage of the sales price until the cost of the lot is recovered. Costs to repair, inspect and/or modify the parts are charged to the specific part when incurred.

     Deferred Offering Costs -- Amounts paid or accrued for costs related to the anticipated public offering will be recorded as a reduction of the proceeds when the offering is completed. If the offering is not completed, the costs will be expensed.

     Income Taxes -- The Company accounts for income taxes on an asset and liability approach for financial accounting. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                           JET AVIATION TRADING, INC.

     Net Income Per Share -- Net income per common share is computed by dividing net income by the weighted average number of shares outstanding during the period. Warrants issued during the period are not considered dilutive, and therefore, are not included in the computation of net income per share.

     In February 1997, the Financial Accounting Standards Board issued SFAS 128, "Earnings Per Share". The adoption of SFAS 128 did not have an effect on the computation of earnings per share because the effective date is December 15, 1997, and earlier application is not permitted.

     Recoverability of Long Lived Assets -- The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company is not aware of any events or circumstances which indicate the existence of an impairment which would be material to the Company's financial statements.

     Financial Instruments -- The carrying amount of cash, accounts receivable, accounts payable and accrued expenses approximates fair value as of August 31, 1997. The carrying value of the stockholder's note receivable at August 31, 1997, approximates fair value.

     Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates based on management's knowledge and experience. Accordingly, actual results could differ from those estimates.

2. RELATED PARTY TRANSACTIONS

CONSIGNMENT AGREEMENT WITH RELATED PARTY

     The Company entered into a Consignment Agreement (the "Agreement") with a related party, Jet Avionics Systems, Inc. ("Avionics"), effective October 3, 1996, wherein the Company agreed to sell certain consignment inventory of technical spare parts belonging to Avionics and pay Avionics 75% of the sales price collected for the inventory sold. The sales price is the gross sales price less any costs involved if any item of inventory is required to be overhauled, certified or modified in order to be sold. Total consideration to be paid for the inventory under the Agreement was $675,000. Pursuant to such Agreement, the Company sold approximately $452,000 of parts during the year to third parties and Avionics was due $339,000 of this amount. During the year, the Company paid Avionics $36,000 of the amount due. On August 29, 1997, the Company and Avionics entered into a Consignment Cancellation and Purchase Agreement whereby the Company purchased the remaining inventory not sold with a value of approximately $336,000 from Avionics and thereafter paid the balance of $639,000 in exchange for 230,000 shares of the Company's common stock valued at $2.00 per share, the cancellation of $175,000 of indebtedness of Avionics due the Company, and $4,000 in cash.

     The president and sole stockholder of Avionics was employed by the Company from October 3, 1996 through October 2, 1997. The president and sole stockholder is the daughter of an employee of the Company who served in a non-executive capacity as Vice President of Special Projects.

                           JET AVIATION TRADING, INC.

OFFICE AND WAREHOUSE FACILITY

     The Company leases its office and warehouse facility from a company partially owned by a stockholder of the Company under a four year lease expiring December 31, 2000 with two one year options to renew. The monthly rental is $4,609 plus applicable sales tax and pass through of expenses. Rent expense was $29,435 for the period ended August 31, 1997. At August 31, 1997, the Company was obligated under this operating lease arrangement as follows:

YEARS ENDING AUGUST 31,                                        AMOUNT
-----------------------                                       --------
1998........................................................  $ 55,308
1999........................................................    55,308
2000........................................................    55,308
2001........................................................    18,436
                                                              --------
                                                              $184,360
                                                              ========

3. PURCHASE OF DC-10 FLIGHT SIMULATOR AND SUPPORT PACKAGE

     On November 1, 1996, the Company entered into an agreement with a company domiciled in the Netherlands (the "seller" or the "Netherlands Company") to purchase one half (50%) ownership in a DC 10-30 six axis flight simulator and all associated equipment required to operate the flight simulator. The agreement calls for the seller and the Company to equally participate in all revenues generated from the sale, lease or disassembly of the hardware of the flight simulator. The Company paid the seller $125,000 in cash and issued 40,000 shares of the Company's common stock valued at $2.50 per share for the flight simulator The Company intends to sell the flight simulator as a complete package.

     On March 28, 1997, the Company entered into a second agreement with the seller to purchase one Novoview 2000 Visual System, one package of simulator parts, one maintenance training/procedure manual and one data support package used to support the DC 10-30 flight simulator. The price of the items purchased was $500,000 and the Company paid for the items by issuing 200,000 shares of its common stock at $2.50 per share. The Company will receive 100% of the revenues generated from the sale of these items. The interest in the simulator, related items and freight costs are reflected in the accompanying balance sheet as DC-10 flight simulator totaling $734,421.

     This Netherlands Company is also a purchaser and supplier of spare parts from and to the Company. During the year ended August 31, 1997, the Netherlands Company purchased spare parts totaling $82,775 from the Company, and sold $183,331 of spare parts to the Company in addition to the DC 10-30 flight simulator. At August 31, 1997, the Company was owed $1,375 by the Netherlands Company and the Company owed the Netherlands Company $47,750. Additionally, the Netherlands Company held $22,400 of the Company's inventory in their warehouse at August 31, 1997.

                           JET AVIATION TRADING, INC.

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at August 31, 1997:

Furniture and fixtures......................................  $28,715
Computer equipment..........................................   27,068
Leasehold improvements......................................   30,443
Software....................................................   10,504
                                                              -------
                                                               96,730
Less: Accumulated depreciation..............................   (8,293)
                                                              -------
                                                              $88,437
                                                              =======

     Property and equipment is depreciated on a straight-line basis with useful lives ranging from 5 to 7 years. Depreciation expense for the period was $8,293.

5. CAPITAL STOCK

PREFERRED STOCK

     Within the limits and restrictions contained in the Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 3,000,000 shares of Preferred Stock, $.10 par value per share, in one or more series, and to fix, as to any such series, the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, if any, conversion rights, voting rights, and any other preferences or special rights and qualifications.

COMMON STOCK

     Founders' shares totaling 400,000 common shares were issued on May 28, 1997, to four entities for par value of $.001. Net proceeds from the issuance of founders' shares was $400.

     During 1997, the Company sold 47,200 shares of common stock for $2.50 per share resulting in total proceeds of $118,000. Deferred offering costs of $22,098 have been reflected as a reduction of the proceeds of the private placement offering.

     On July 17, 1997, the Company issued 1,776,800 shares of common stock to acquire 100% of the outstanding common stock of Jet Aviation in a 1 for 1 stock exchange.

WARRANTS

     On June 1, 1997, 1,000,000 warrants were issued in connection with the organization of Schuylkill Acquisition Corp. to related parties for an advisory fee. The Company has reserved 1,000,000 shares of its common stock for exercise of the warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.50 until June 30, 2002. The warrants are redeemable by the Company at $.05 upon the occurrence of both of the following events: (a) the listing of the Company's shares of common stock on a securities exchange, and (b) the Company's common stock is trading in excess of $5.25 per share for a ten day period.

     The Company has adopted SFAS No. 123, Accounting for Stock-Based Compensation, for non-employee stock compensation. Accordingly, the warrants referred to above have been valued at $.05 per warrant and expensed.

                           JET AVIATION TRADING, INC.

CONVERSION OF DEBT

     During October and November, 1996, an affiliate of a stockholder loaned the Company $325,000. The loans were payable on demand and did not bear a stated interest rate. During the year $125,000 was repaid. On August 29, 1997, the Company converted $200,000 of the loan to 100,000 shares of common stock at $2.00 per share.

     On March 27 and May 12, 1997, the Company borrowed $370,000 from a stockholder and entered into two short term notes payable, bearing interest at 6% per annum. One of the notes was extended on June 19, 1997, and interest was increased to 10% per annum. On August 29, 1997, the Company and stockholder converted the notes payable to 185,000 shares of common stock at $2.00 per share and the Company paid the interest accrued on the short term notes payable through that date.

     On May 23, 1997, prior to the merger, Schuylkill Acquisition Corp. borrowed $500,000 from a stockholder, evidence by a promissory note bearing interest at 12%. On August 29, 1997, the promissory note was converted to 250,000 shares of common stock at $2.00 per share, and the Company paid the accrued interest through that date.

COMMON STOCK TRANSACTIONS OF JET AVIATION TRADING, INC. (OLD JET) PRIOR TO
MERGER

     On October 3, 1996, Old Jet sold 408,000 founders' shares of common stock for total proceeds of $125,000. Effective October 1, 1996, Old Jet issued 600,000 shares of the Old Jet's common stock for a $175,000 note bearing interest of 6% to Avionics. Further, effective November 1, 1996, Old Jet issued 192,000 shares of common stock to its President for a $80,000 note bearing interest of 6%. See Note 2 and Note 6.

     On October 22, 1996, Old Jet issued 10,000 shares valued at $2.50 per share in partial payment of the purchase of equipment and aircraft parts totaling $50,000.

     On January 22, 1997, Old Jet issued 40,000 shares of Old Jet's common stock in partial payment for the purchase of a DC-10 flight simulator. See Note 3. Also, on January 22, 1997, and June 2, 1997, Old Jet issued 312,000 shares of common stock in private placement transactions. Net proceeds from the private placement totaled $746,309, after giving effect to $33,691 in offering costs.

     On March 31, 1997, Old Jet issued 200,000 shares of common stock valued at $2.50 per share in connection with the purchase of a DC-10 flight simulator support package. See Note 3.

     On April 4, 1997, and May 12, 1997, Old Jet issued a total of 14,800 shares valued at $2.50 per share, for a total of $37,000, to a stockholder as additional incentive for providing stockholder loans. The expense has been recorded as debt issue costs.

6. STOCKHOLDERS' NOTES RECEIVABLE

     Stockholders' notes receivable relate to the issuance of Old Jet's common stock as follows:

     - Effective October 1, 1996, Old Jet issued 600,000 shares of common stock to Avionics for a $175,000 note bearing interest at 6%. The note was canceled in partial payment of the amounts due under the Consignment Cancellation and Purchase Agreement. See Note 2.

     - On November 1, 1996, Old Jet issued 192,000 shares of common stock to its president for an $80,000 note bearing interest at 6%. Should the president earn bonuses per his employment contract, one half of the bonuses in excess of $25,000 earned annually, may be applied to the outstanding note balance. The note is due on demand and is unsecured.

                           JET AVIATION TRADING, INC.

7. INCOME TAXES

     The income tax provision was comprised of the following at August 31, 1997:

Current:
  Federal...................................................  $ 30,500
  State.....................................................     6,700
Deferred:
  Federal...................................................   (16,700)
  State.....................................................    (4,300)
                                                              --------
Income tax provision........................................  $ 16,200
                                                              ========

     A reconciliation between the statutory rate and the effective rate is as follows for the year ended August 31, 1997:

Federal statutory tax rate..................................  34.0%
State statutory rate, net of federal benefit................   3.6
Permanent difference and other..............................  12.8
                                                              ----
Effective tax rate..........................................  50.4%
                                                              ====

     Significant components of the Company's deferred tax assets and liabilities, computed using currently enacted tax rates, are as follows at August 31, 1997:

Current items:
  Assets:
     Allowances for doubtful accounts which are currently
      nondeductible.........................................  $23,000
                                                              -------
Net current deferred tax assets.............................  $23,000
                                                              =======
Long-term items:
  Property and equipment principally due to the use of
     accelerated depreciation for tax purposes..............  $(2,000)
                                                              -------
Net long-term deferred tax liabilities......................  $(2,000)
                                                              =======

8. COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENT

     Effective November 1, 1996, Old Jet entered into an employment contract with its president for a three year period and the agreement automatically extends on a month to month basis thereafter. Base compensation is $160,000 per year, plus 3% of the pretax net income of the Company. The agreement also calls for one half of the bonus in excess of $25,000 earned annually by the president to be applied to reduce the outstanding balance of the president's obligation under his promissory note given to Old Jet for his stock. See Note 6.

     Effective October 3, 1996, Old Jet entered into an employment contract with an individual who is an affiliate of Avionics as an employee for a three year period. Base compensation is $120,000 per year, plus a bonus determined by the Board of Directors. On October 2, 1997, the Company and the employee mutually agreed to the termination of said employment agreement dated October 3, 1996. The Company and individual have entered into a Consulting Agreement on October 3, 1997, for a twelve month period ending October 2, 1998. Base compensation is $4,000 per month, plus a commission of 15% of the collected purchase price of sales, and 15% of the purchase price of material for resale which the individual introduces to the Company.

                           JET AVIATION TRADING, INC.

9. SALES TO MAJOR CUSTOMERS

     The Company sells, leases and exchanges spare parts for fixed-wing commercial jet transport aircraft to foreign and domestic customers.

     The information with respect to revenue, by geographic area, is presented in the table below for the period from October 3, 1997 (inception) through August 31, 1997.

United States...............................................  $3,559,585
Africa and Middle East......................................      36,119
Europe......................................................     938,896
Latin America...............................................      25,140
Asia........................................................   1,655,813
                                                              ----------
          Total.............................................  $6,215,553
                                                              ==========

     One Asian customer accounted for 20% of the Company's sales in fiscal 1997.

10. SUPPLEMENTAL NON-CASH FLOW INFORMATION

     During the year the Company purchased equipment and aircraft parts with a value of $50,000 by issuing 10,000 shares of common stock at $2.50 per share and paying the remainder in cash.

     As part of the purchase of the DC-10 flight simulator and support package for $734,421, the Company issued 240,000 shares of common stock at $2.50 per share and paid the remainder in cash.

     As part of its cost of borrowing money during the year the Company issued 14,800 shares of common stock valued at $2.50 per share to a stockholder of the Company.

     On August 29, 1997, the Company issued 230,000 shares of common stock valued at $2.00 per share, canceled a $175,000 note due to the Company by Avionics and paid $4,000 in cash in satisfaction of a $303,000 debt due Avionics and the purchase of the remaining consigned inventory valued at $336,000.

     On August 29, 1997, the Company converted four notes payable totaling $1,070,000 by issuing 535,000 shares of common stock at a value of $2.00 per share.

     On August 29, 1997, the Company paid $15,000 as an advisory fee to a related party by issuing 7,500 shares of common stock at a value of $2.00 per share.

11. CONCENTRATION OF CREDIT RISK INVOLVING CASH

     During the year, the Company maintained cash balances in excess of the Federally insured limits. The Company maintained the balances in four banks, one of which is a major money center bank. Three of the banks are Federally insured. A fourth bank, Israel Discount Bank Limited is a major international bank and operates in the United States under the Edge Act, but is not Federally insured. At August 31, 1997, the Company had balances under $100,000 in the three Federally insured banks, but maintained a balance of $264,550 in Israel Discount Bank Limited. However, the Company does not believe a significant risk existed in having the balance with Israel Discount Bank Limited.

                           JET AVIATION TRADING, INC.

12. SUBSEQUENT EVENTS

     On October 29, 1997, the Board of Directors adopted a Stock Option Plan (the "Plan") effective September 1, 1997. This Plan provides for the grant to employees selected by the Board of Directors, or Compensation Committee, of incentive stock options, non-qualified stock options and stock appreciation rights in the aggregate not exceeding 750,000 shares. The Plan also sets forth applicable rules and regulations for stock options granted to non-employee directors. The Board of Directors authorized the issuance of 74,500 stock options. The Plan is subject to stockholder approval and will be submitted to the stockholders at the Company's annual meeting in 1998.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
The Company...........................     3
The Offering..........................     3
Selected Financial Information........     5
Risk Factors..........................     6
Dilution..............................     9
Use of Proceeds.......................     9
Market Price of the Common Stock......    10
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operation........................    11
Business..............................    13
Management............................    19
Principal Stockholders................    20
Certain Transactions..................    21
Description of Securities.............    22
Selling Security Holders..............    23
Plan of Distribution..................    25
Legal Matters.........................    25
Experts...............................    26
Additional Information................    26
Financial Statements..................   F-1

                             ---------------------

  UNTIL                       , 1998 (90 DAYS AFTER THE DATE OF THE PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

======================================================

======================================================

                        1,000,000 SHARES OF COMMON STOCK
                             OFFERED BY THE COMPANY
                        PURSUANT TO OUTSTANDING WARRANTS

                             ---------------------

                        1,000,000 SHARES OF COMMON STOCK
                               OFFERED BY CERTAIN
                            SELLING SECURITY HOLDERS
                                UPON EXERCISE OF
                              OUTSTANDING WARRANTS

                             ---------------------

                        1,969,000 SHARES OF COMMON STOCK
                               OFFERED BY CERTAIN
                            SELLING SECURITY HOLDERS


                                  JET AVIATION
                                 TRADING, INC.

                               -----------------
                                   PROSPECTUS
                               -----------------


                                                , 1997

======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Pursuant to Section 607.0850 of the Florida Business Corporation Act, the Company has the power to indemnify directors, officers, employees or agents. The Company's Articles of Incorporation [and Bylaws provide for indemnification of directors and officers. In addition, the Company's executive officers and directors have entered into agreements with the Company which also indemnifies them for certain acts and omissions.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance of the securities being registered are as follows:

SEC Registration Fee........................................  $  4,049
Printing Expenses...........................................    20,000
Accounting Fees and Expenses................................    15,000
Legal Fees and Expenses.....................................    30,000
Blue Sky Fees and Expenses..................................    10,000
Transfer Agent and Registrar Fees and Expenses..............     5,000
Miscellaneous...............................................    16,000
                                                              --------
          Total.............................................  $100,049
                                                              ========

---------------

All amounts, except the SEC registration fee, are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following table sets forth the Company's sales of unregistered securities.

NUMBER OF SHARES OF COMMON STOCK     DATE SOLD                PURCHASER                CONSIDERATION
--------------------------------     ---------                ---------                --------------
  600,000 .........................  10/1/96     Jet Avionics Systems, Inc.(1)           $ 175,000(note)
  128,000 .........................  10/3/96     Clifton Capital Corp.(1)                $  39,216
   80,000 .........................  10/3/96     IP Services, Inc.(1)                    $  24,510
   70,000 .........................  10/3/96     Discretionary Investment Trust(1)       $  21,446
   70,000 .........................  10/3/96     K.A.B. Investments(1)                   $  21,446
   60,000 .........................  10/3/96     S.P.H. Equities(1)                      $  18,382
  192,000 .........................  11/1/96     Joseph Nelson(1)                        $  80,000(note)
   10,000 .........................  12/31/96    Bill Seidel(2)                         inventory
   20,000 .........................  1/22/97     Joseph J. Nelson(2)                     $  50,000
   20,000 .........................  2/7/97      Brian Due(3)                            $  50,000
   20,000 .........................  2/7/97      Amaury Borges(3)                        $  50,000
   80,000 .........................  2/7/97      Silvertown International Corp.(3)       $ 200,000
   20,000 .........................  2/7/97      Zvi Moshe(3)                            $  50,000
   20,000 .........................  2/7/97      Fersam International Ltd.(3)            $  50,000
   20,000 .........................  2/7/97      Janet & Robert Weinstein(3)             $  50,000
   12,000 .........................  3/6/97      Bella Shrem(3)                          $  30,000
   20,000 .........................  3/6/97      Joseph Shalhon(3)                       $  50,000
   20,000 .........................  2/27/97     Mustang Electronics, Inc. Affiliated
                                                 Defined Benefits Pension Plan(3)        $  50,000
   40,000 .........................  3/14/97     Fersam International Ltd.(2)           inventory
   40,000 .........................  3/17/97     Yoram Moussaieff(3)                     $ 100,000
  200,000 .........................  3/28/97     Fersam International Ltd.(2)           inventory
  200,000 .........................  5/30/97     The D.A.R. Group, Inc.(1)               $     200

NUMBER OF SHARES OF COMMON STOCK     DATE SOLD                PURCHASER                CONSIDERATION
--------------------------------     ---------                ---------                --------------
   75,000 .........................  5/30/97     Dallas Investments, Ltd.(1)             $      75
  100,000 .........................  5/30/97     Godwin Finance Ltd.(1)                  $     100
   25,000 .........................  5/30/97     Joseph Laura(1)                         $      25
   20,000 .........................  6/2/97      Fersam International Ltd.(2)            $  50,000
   14,800 .........................  6/2/97      Silvertown International Corp.(2)             fee
      400 .........................  6/26/97     Adler, Bruce/Dorothy(4)                 $   1,000
      400 .........................  6/28/97     Aiello, Alfonso(4)                      $   1,000
      400 .........................  7/2/97      Aldorasi, Michael/Tina(4)               $   1,000
      400 .........................  6/28/97     Askin, Joseph(4)                        $   1,000
      200 .........................  7/1/97      Baerga, Carol(4)                        $     500
      400 .........................  7/2/97      Balletto, Robert(4)                     $   1,000
      400 .........................  6/28/97     Blumer, Jeffrey I.(4)                   $   1,000
      400 .........................  6/25/97     Brigante, Gennaro(4)                    $   1,000
      400 .........................  7/2/97      Burke, Michael B.(4)                    $   1,000
      500 .........................  6/26/97     Cappucci, Edward Vincent(4)             $   1,250
      500 .........................  6/26/97     Cappucci, Marianne Joy(4)               $   1,250
      400 .........................  7/1/97      Carlson, Robin(4)                       $   1,000
      400 .........................  6/28/97     Casazza, James T.(4)                    $   1,000
      500 .........................  7/1/97      Costa, Joanne(4)                        $   1,250
      400 .........................  7/1/97      Coyle, Tom(4)                           $   1,000
      400 .........................  7/1/97      Coyle, Robert(4)                        $   1,000
    1,000 .........................  6/25/97     Cucchiari-Palmieri, Annette(4)          $   2,500
      400 .........................  7/2/97      Cuzzocrea, Joseph(4)                    $   1,000
      400 .........................  6/27/97     Daly, Bill(4)                           $   1,000
      400 .........................  6/26/97     Damiano, John A.(4)                     $   1,000
      400 .........................  7/2/97      D'Amica, Palmina(4)                     $   1,000
      400 .........................  6/28/97     Delicious Desserts, Inc.(4)             $   1,000
      400 .........................  7/1/97      DeMartino, Jerome(4)                    $   1,000
      400 .........................  6/30/97     DeVito, Donato J.(4)                    $   1,000
    1,000 .........................  6/25/97     DiCarlo, Rosemary(4)                    $   2,500
      400 .........................  7/2/97      Dini, Constance(4)                      $   1,000
      400 .........................  7/1/97      Fallon, Robert & Ann(4)                 $   1,000
      100 .........................  7/1/97      Finn, Robert(4)                         $     250
      400 .........................  7/2/97      Fogliano, Christine(4)                  $   1,000
      400 .........................  6/27/97     Fogliano, Frank(4)                      $   1,000
      400 .........................  6/27/97     Fogliano, Daniel F.(4)                  $   1,000
      400 .........................  6/28/97     Fogliano, Jr., Nicholas(4)              $   1,000
      400 .........................  6/28/97     Furci, Joseph N.(4)                     $   1,000
      400 .........................  6/28/97     Fusco, Joseph(4)                        $   1,000
      400 .........................  6/28/97     Fusco, Joseph & Rose(4)                 $   1,000
      400 .........................  6/28/97     Fusco, Rose A.(4)                       $   1,000
      400 .........................  6/28/97     Genovese, Carmine(4)                    $   1,000
      400 .........................  6/28/97     Genovese, Carmela(4)                    $   1,000
      400 .........................  6/27/97     Giammarino, Thomas & June(4)            $   1,000
      400 .........................  6/28/97     I-Yell-O-Foods(4)                       $   1,000
      400 .........................  7/1/97      Gil, Michele R.(4)                      $   1,000
      800 .........................  6/25/97     Greco, Gary(4)                          $   2,000
    1,000 .........................  6/25/97     Gullery, Judith(4)                      $   2,500
      400 .........................  6/27/97     Hanlon, Theresa(4)                      $   1,000
      400 .........................  7/2/97      Hinz, Brian(4)                          $   1,000
      400 .........................  7/2/97      Honan, Brian(4)                         $   1,000

NUMBER OF SHARES OF COMMON STOCK     DATE SOLD                PURCHASER                CONSIDERATION
--------------------------------     ---------                ---------                --------------
      400 .........................  7/2/97      Ianiello, Christopher(4)                $   1,000
      400 .........................  7/2/97      Ianiello, Michael J.(4)                 $   1,000
      400 .........................  7/2/97      Johnsen, Bendik C.(4)                   $   1,000
      400 .........................  7/2/97      Johnsen, Joan(4)                        $   1,000
      400 .........................  7/2/97      Johnsen, Kelly(4)                       $   1,000
      400 .........................  7/2/97      Johnsen, Maureen(4)                     $   1,000
      400 .........................  7/2/97      Johnsen, Robert(4)                      $   1,000
      400 .........................  7/2/97      Johnsen, Robert & Joan(4)               $   1,000
      400 .........................  7/2/97      Johnsen Jr., Robert E.(4)               $   1,000
      400 .........................  7/1/97      Kilgannon, Thomas(4)                    $   1,000
      400 .........................  6/28/97     Marino, Paul(4)                         $   1,000
      400 .........................  7/1/97      Mayr, Laura(4)                          $   1,000
      400 .........................  7/1/97      McNee, Donald & Julie(4)                $   1,000
      500 .........................  7/1/97      Millington, Cheryl A.(4)                $   1,250
      400 .........................  7/2/97      Modafferi, James S.(4)                  $   1,000
      300 .........................  7/1/97      Montalto, Dorothy M.(4)                 $     750
      300 .........................  7/1/97      Morisano, Maria(4)                      $     750
      400 .........................  6/25/97     Paolino, Frank(4)                       $   1,000
      800 .........................  6/30/97     Paolino, Linda(4)                       $   2,000
    1,200 .........................  6/25/97     Paolini, Stephen A.(4)                  $   3,000
      300 .........................  7/1/97      Parisi, Dawn(4)                         $     750
      500 .........................  7/1/97      Parisi, Lucille(4)                      $   1,250
      300 .........................  7/1/97      Parisi, Neil(4)                         $     750
      200 .........................  7/1/97      Parisi, Vincent(4)                      $     500
      300 .........................  7/1/97      Parisi c/f, Vincent & Parisi,
                                                 Vincent Anthony(4)                      $     750
      500 .........................  7/1/97      Parisi, Vincent(4)                      $   1,250
      300 .........................  7/1/97      Parisi c/f, Dawn & Danielle(4)          $     750
      200 .........................  7/1/97      Parisi c/f, Neil & Anniello(4)          $     500
      300 .........................  7/1/97      Parisi c/f, Dawn & Parisi Jr.,
                                                 Vincent(4)                              $     750
      500 .........................  7/1/97      Petillo, Dolores(4)                     $   1,250
      500 .........................  7/1/97      Petillo c/f, Dolores & Costa, Joseph
                                                 A.(4)                                   $   1,250
      400 .........................  7/2/97      Picciano, Georgene(4)                   $   1,000
      400 .........................  7/2/97      Puccio, Jr., David & Puccio,
                                                 Kathleen(4)                             $   1,000
    4,000 .........................  7/1/97      R.P. Capital Growth, L.P.(4)            $  10,000
      400 .........................  7/2/97      Raffelo, Carrie(4)                      $   1,000
      400 .........................  7/1/97      Ramdharie, Tagewattie(4)                $   1,000
      200 .........................  7/1/97      Ravanos, Lisbeth(4)                     $     500
      400 .........................  6/25/97     Ricciotti, James M.(4)                  $   1,000
      400 .........................  6/28/97     Santo, William R.(4)                    $   1,000
      400 .........................  6/26/97     Santo, Jr., Frank J.(4)                 $   1,000
      600 .........................  6/26/97     Santore, Gina M.(4)                     $   1,500
      400 .........................  6/28/97     Sblendorio, Dominick & Sblendorio,
                                                 Sarah(4)                                $   1,000
      400 .........................  6/28/97     Sblendorio, Dominick(4)                 $   1,000
      400 .........................  7/2/97      Sole, Linda(4)                          $   1,000
      400 .........................  7/2/97      Strommen, Cindy(4)                      $   1,000

       200  ...............................  7/1/97      Tomasino c/f, Domineck & Tomasino,
                                                         Christie(4)                              $       500
     1,000  ...............................  6/25/97     Vaccaro, Christopher(4)                  $     2,500
     1,000  ...............................  6/25/97     Vaccaro, Catherine(4)                    $     2,500
     1,000  ...............................  6/25/97     Vaccaro, Elicia(4)                       $     2,500
     1,000  ...............................  6/25/97     Vaccaro, Thomas(4)                       $     2,500
       400  ...............................  6/26/97     Winkler, John(4)                         $     1,000
   100,000  ...............................  8/29/97     FAC Enterprises, Inc.(4)                 $   200,000
     7,500  ...............................  8/29/97     FAC Enterprises, Inc.(4)                         fee
   150,000  ...............................  8/29/97     Jet Avionics Systems, Inc.(4)            $   300,000
    80,000  ...............................  8/29/97     Jet Avionics Systems, Inc.(2)             inventory
   250,000  ...............................  8/29/97     Joseph Laura(2)                          $   500,000
   185,000  ...............................  8/29/97     Silvertown International Corp.(2)        $   370,000

NUMBER OF WARRANTS
-------------------------------------------

   950,000  ...............................  6/1/97      The D.A.R. Group                          services
    50,000  ...............................  6/1/97      Dallas Investment Groupd                  services

---------------

(1) Founder's shares
(2) Sold in reliance upon Section 4(2) of the Act
(3) Sold in reliance upon Rule 506/Regulation D and/or 4(2)
(4) Sold in reliance upon Rule 504/Regulation D

     No Commissions or other remuneration was paid in connection with the above described sales of Common Stock.

ITEM 27.  EXHIBITS.

 2.1  --   Agreement and Plan of Reorganization dated July 15, 1997
 2.2  --   Articles of Merger
 3.1  --   Articles of Incorporation
 3.2  --   Amendment to Articles of Incorporation
 3.3  --   Amended -- By-Laws
 4.1  --   Form of Warrant
 5.1  --   Opinion of Shapo, Freedman & Bloom, P.A. (to be provided by amendment)
10.1  --   Employment Agreement with Joseph J. Nelson
10.2  --   Business Lease
10.3  --   Consignment Agreement with Jet Avionics Systems, Inc.
10.4  --   Consignment, Cancellation and Purchase Agreement with Jet
           Avionics Systems, Inc.
10.5  --   Stock Option Plan
10.6  --   Form of Indemnity Agreement with directors and officers.
23.1  --   Consent of Shapo, Freedman & Bloom, P.A. (included in
           Exhibit 5.1)
23.2  --   Consent of Sweeney, Gates & Co., independent certified
           public accountants, contained in Part II of the registration statement.

ITEM 28.  UNDERTAKING.

     The undersigned registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling person of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling persons of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 12th day of November, 1997.

                                          JET AVIATION TRADING, INC.

                                          By:          JOSEPH J. NELSON
                                            ------------------------------------
                                                      Joseph J. Nelson
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity and on the dates indicated:

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                  JOSEPH J. NELSON                     President and Chief           November 12, 1997
-----------------------------------------------------    Executive Officer,
                  Joseph J. Nelson                       Director

                  JOSEPH F. JANUSZ                     Vice President and Chief      November 12, 1997
-----------------------------------------------------    Financial Officer
                  Joseph F. Janusz

                 MICHAEL J. CIRILLO                    Director                      November 12, 1997
-----------------------------------------------------
                 Michael J. Cirillo

                 THEODORE H. GREGOR                    Director                      November 12, 1997
-----------------------------------------------------
                 Theodore H. Gregor